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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 3, 2011 (September 23, 2011)

VALIDUS HOLDINGS, LTD.
(Exact name of registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation)	001-33606 (Commission File Number)	98-0501001 (I.R.S. Employer Identification No.)

29 Richmond Road, Pembroke, HM 08 Bermuda
(Address of principal executive offices)

Registrant's telephone number, including area code: (441) 278-9000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒
Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events.

Revised Validus Merger Offer

Validus Holdings, Ltd. ("Validus") has delivered a letter containing an increased offer to the board of directors (the "Transatlantic Board") of Transatlantic Holdings, Inc. ("Transatlantic") pursuant to which Validus would acquire Transatlantic through an exchange offer and a second-step merger transaction for 1.5564 voting common shares, par value $0.175 per share of Validus (the "Validus Shares"), for each outstanding share of common stock, par value $1.00 per share, of Transatlantic (the "Transatlantic Shares") and Transatlantic would pay a special dividend of $11.00 in cash per Transatlantic Share (which may be increased by the amount of the Special Excess Dividend (as defined below)) immediately prior to the expiration time of the exchange offer (the "Validus Merger Offer"). The Validus Merger Offer could be structured to be tax-free to Transatlantic stockholders with respect to the Validus Shares to be issued thereunder. The special dividend of $11.00 in cash and any Special Excess Dividend in the Validus Merger Offer will generally be taxable to U.S. stockholders of Transatlantic and may be subject to withholding taxes for non-U.S. stockholders of Transatlantic, although many such non-U.S. stockholders may be eligible for a reduced rate of withholding tax, or an elimination of withholding tax, under an applicable tax treaty. Because individual circumstances may differ, Validus urges Transatlantic stockholders to consult with their own tax advisors as to the specific tax consequences of the Validus Merger Offer and the Special Excess Dividend, including the applicability of U.S., federal, state, local, non-U.S. and other tax laws.

Validus expects that the cash special dividend would be financed by new indebtedness incurred by Transatlantic. Validus has obtained a highly confident letter from J.P. Morgan Securities LLC in connection with the arrangement of financing for the full amount of the $11.00 per share cash special dividend.

Validus has notified Transatlantic that it would permit Transatlantic, pursuant to the terms of the Validus Merger Offer and Validus Exchange Offer (as defined below), to pay up to a $2.00 per share cash special dividend (less applicable taxes and without interest); the aggregate amount available to pay this cash special dividend to all Transatlantic stockholders would be reduced on a dollar-for-dollar basis for any funds used by Transatlantic for share repurchases made after October 31, 2011 (such dividend, the "Special Excess Dividend"). Therefore, if Transatlantic continues share repurchases from selling stockholders it will result in a lower Special Excess Dividend payable to all Transatlantic stockholders in a transaction with Validus. Validus cannot be assured of the timing or amounts of any ongoing Transatlantic share repurchases and therefore cannot ensure that the full amount of the Special Excess Dividend would be made available to all Transatlantic stockholders. Any Special Excess Dividend will be funded from available cash on hand at Transatlantic.

The Transatlantic Board has failed to accept the Validus Merger Offer.

Amendment to Validus Exchange Offer

On November 3, 2011, Validus announced that it had amended the terms of the exchange offer that it commenced on July 25, 2011 (the "Validus Exchange Offer") to include offer consideration of 1.5564 Validus Shares and $11.00 in cash (less applicable withholding taxes and without interest) per Transatlantic Share and to permit Transatlantic to pay up to a $2.00 per share Special Excess Dividend (less applicable taxes and without interest) prior to the expiration time of the Validus Exchange Offer. A copy of the press release announcing, among other matters, the amendment to the Validus Exchange Offer is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference in its entirety.

The Validus Exchange Offer and second-step merger pursuant to which Validus will acquire any Transatlantic Shares outstanding following consummation of the Validus Exchange Offer will be a taxable transaction for U.S. federal income tax purposes. U.S. holders of Transatlantic Shares generally will recognize gain or loss equal to the difference, if any, between (i) the sum of the cash and fair market value of the Validus Shares received by such U.S. holder in the Validus Exchange Offer and second-step merger (including cash received in lieu of fractional shares) and (ii) such U.S. holder's adjusted tax basis in the Transatlantic Shares surrendered in exchange therefor. Any gain or loss recognized upon the Validus Exchange Offer or second-step merger generally will be treated as capital gain or loss. Any Special Excess Dividend received by Transatlantic stockholders will generally be taxable to U.S. stockholders of Transatlantic and may be subject to withholding taxes for non-U.S. stockholders of Transatlantic, although many such non-U.S. stockholders may be eligible for a reduced rate of withholding tax, or an elimination of withholding tax, under an applicable tax treaty. Because individual circumstances may differ, Validus urges Transatlantic stockholders to consult with their own tax advisors as to the specific tax consequences of the Validus Exchange Offer and the Special Excess Dividend, including the applicability of U.S., federal, state, local, non-U.S. and other tax laws.

Validus Share Repurchase Program

On November 3, 2011, Validus announced that the board of directors of Validus (the "Validus Board") has approved, through open market purchases or otherwise, an increase in Validus' existing share repurchase authorization to a total of $1 billion, contingent upon the consummation of the acquisition of Transatlantic by Validus.

Updates to Transaction Background Since September 23, 2011

On September 23, 2011, Transatlantic and Validus entered into a confidentiality agreement (the "Confidentiality Agreement") pursuant to which they exchanged non-public information. Pursuant to the Confidentiality Agreement, Validus agreed, during a period that expired at 11:59 p.m., Eastern time, on October 31, 2011 (the "Restricted Period"), not to take or enter into an agreement with any third party regarding certain actions, including acquiring any additional Transatlantic Shares, mailing Validus' consent solicitation statement regarding the removal and replacement of the Transatlantic Board to Transatlantic stockholders or collecting consent cards in connection therewith or seeking to call a special meeting of Transatlantic's stockholders pursuant to Transatlantic's bylaws. Validus and Transatlantic also agreed to take no action with respect to their pending litigation in the Chancery Court of Delaware and United States District Court for the State of Delaware during the Restricted Period.

Also on September 23, 2011, Validus issued a press release announcing that it had entered into the Confidentiality Agreement and extended the Validus Exchange Offer to 5:00 p.m., Eastern time, on October 31, 2011, unless further extended by Validus.

On September 24, 2011 and September 25, 2011, Edward Noonan, Chief Executive Officer and Chairman of the board of directors of Validus, and Michael Sapnar, Executive Vice President and Chief Operating Officer of Transatlantic, and representatives of Greenhill & Co., LLC ("Greenhill"), Validus' financial advisor, and Goldman, Sachs & Co. ("Goldman Sachs") and Moelis & Company LLC ("Moelis"), Transatlantic's financial advisors, engaged in discussions regarding the processes under which Transatlantic and Validus would exchange non-public information.

Beginning on September 26, 2011 and continuing through November 2, 2011, representatives of Transatlantic and Validus and their respective advisors engaged in mutual due diligence, including through electronic data rooms, conference calls and in-person meetings. This diligence process, performed in consultation with an internationally recognized actuarial firm, generally confirmed Validus' prior view of Transatlantic's business, operations and reserve levels.

On October 5, 2011, representatives of Transatlantic and Validus and their respective advisors met to discuss structuring the Validus Exchange Offer and the second-step merger to permit Validus Shares issuable to Transatlantic stockholders to be received on a tax-free basis.

On October 16, 2011, Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden, Arps"), Validus' outside legal counsel, delivered a draft of an agreement and plan of merger to Gibson Dunn & Crutcher LLP ("Gibson Dunn"), Transatlantic's outside legal counsel, which contemplated that Validus would acquire all issued and outstanding Transatlantic Shares pursuant to an amended Validus Exchange Offer and second-step merger.

On October 25, 2011, the Validus Board met to receive an update on the due diligence on Transatlantic that had been conducted by Validus' management and its advisors and discuss a possible revision to the terms of the transaction proposal initially publicly announced by Validus on July 12, 2011 (the "Initial Validus Proposal"). During this meeting, the Validus Board discussed with Validus' management the parameters of a potential increase in the cash component of the Initial Validus Proposal.

On October 26, 2011, based on instruction from Validus' management, Greenhill advised Goldman Sachs and Moelis that, based in part on Validus' findings in due diligence, Validus was considering a potential increase in the size of the special dividend contemplated by the Initial Validus Proposal by $3.00 in cash per share, for a total of $11.00 per share, while maintaining the exchange ratio at 1.5564 Validus Shares per Transatlantic Share. Greenhill noted that this transaction would be consummated on the basis of the two-step merger agreement that had been delivered by Skadden, Arps to Gibson Dunn on October 16, 2011. Greenhill advised Goldman Sachs and Moelis of its view that agreement by Validus and Transatlantic on such a transaction could be reached prior to the expiration of the Restricted Period under the Confidentiality Agreement.

On October 27, 2011, Greenhill, Goldman Sachs and Moelis engaged in discussions regarding transaction related diligence matters raised by Transatlantic. Mr. Noonan and Mr. Sapnar also had a telephone conversation which covered these additional diligence matters.

On October 28, 2011, Mr. Noonan and Joseph E. (Jeff) Consolino, President and Chief Financial Officer of Validus, met with Mr. Sapnar and Steven Skalicky, Executive Vice President and Chief Financial Officer of Transatlantic, to discuss transaction related diligence matters. Later that evening, representatives of Greenhill, Goldman Sachs and Moelis engaged in further discussion regarding these matters.

On October 29, 2011 and October 30, 2011, Mr. Noonan and Mr. Sapnar and representatives of Greenhill, Goldman Sachs and Moelis continued their discussions.

On October 31, 2011, Goldman Sachs and Moelis contacted Greenhill to report the Transatlantic Board's views regarding the potential increase to the Initial Validus Proposal that had been discussed the previous week, including the potential parameters of an acceptable increased offer. Later that day, following discussions with Transatlantic management, Greenhill called Goldman Sachs and Moelis to discuss the possibility of Validus permitting Transatlantic to pay a $2.00 per share dividend out of Transatlantic's cash on hand in addition to the $11.00 per share special dividend previously proposed by Validus and to review governance issues. Mr. Noonan and Mr. Sapnar engaged in telephone discussions regarding a potential transaction following this call.

At 11:59 p.m., Eastern time, on October 31, 2011, the Restricted Period under the Confidentiality Agreement expired.

On November 1, 2011, Validus announced in a press release that it had extended the expiration time of the Validus Exchange Offer to 5:00 p.m., Eastern time, on Friday, November 25, 2011, and that Validus and Transatlantic continued to exchange information and remained in discussions regarding a possible transaction. Validus thereafter filed Amendment No. 19 to Validus' Schedule TO relating to the Validus Exchange Offer to reflect the extension of the expiration time of the Validus Exchange Offer.

Also on November 1, 2011, Goldman Sachs and Moelis reported to Greenhill that the Transatlantic Board was unable to act on the increased offer from Validus and had failed to accept the increased offer.

On November 2, 2011, Mr. Noonan called Mr. Sapnar to discuss Validus' increased offer. Mr. Sapnar advised that the Transatlantic Board had failed to accept the increased offer.

Also on November 2, 2011, Validus delivered to the Transatlantic Board a letter containing the Validus Merger Offer. The Validus Merger Offer increased the amount of the one-time special dividend contemplated to be paid as part of the Initial Validus Proposal to $11.00 in cash per Transatlantic Share and provided that this amount may be increased by the up to $2.00 per share Special Excess Dividend. The letter reads as follows:

  November 2, 2011

  Board of Directors of Transatlantic Holdings, Inc.
  c/o Richard S. Press, Chairman
  c/o Robert F. Orlich, Chief Executive Officer
  c/o Michael Sapnar, President
  80 Pine Street
  New York, New York 10005

  Re:
  Compelling Increased Offer to Acquire Transatlantic Holdings, Inc.

  Dear Sirs,

          We are disappointed that you have failed to accept our increased offer which as of November 2, 2011 would have delivered total value of $55.35 per Transatlantic share based on Validus' closing share price on November 2, 2011, including an increase in the cash component of our offer of $3.00 per share and the ability for Transatlantic to pay up to an additional $2.00 per share. As a result, we have resumed our Consent Solicitation and Exchange Offer.

  Background

          It has been almost four months since Validus first announced its cash-and-stock offer to acquire Transatlantic on July 12th.

          We had hoped that it would be possible to pursue a consensual transaction between Validus and Transatlantic after Transatlantic terminated its merger agreement with Allied World on September 16th following overwhelming Transatlantic stockholder opposition to that transaction. Following that time, Validus and Transatlantic entered into a confidentiality agreement on September 23rd, clearing the way for a mutual exchange of non-public information and negotiations to allow both Validus and Transatlantic to better understand each other's business and value, and Validus suspended its Consent Solicitation until November 1st so that the parties could focus their energies on reaching a consensual transaction.

  Due Diligence and Increased Offer

          We and our advisors have spent the past six weeks reviewing the information that Transatlantic was willing to share with us in an effort to better understand your business, operations and reserve adequacy and to determine whether we could provide greater value to your stockholders. This diligence process, performed in consultation with an internationally recognized actuarial firm, generally confirmed Validus' prior view of Transatlantic's business, operations and reserve levels.

          Based on the additional work that we have done, Validus has determined that it will increase its offer. Our increased offer provides that Transatlantic stockholders would receive (1) 1.5564 Validus voting common shares pursuant to an exchange offer and merger, (2) $11.00 per share in cash pursuant to a pre-closing dividend from Transatlantic immediately prior to closing of the Exchange Offer and (3) up to an additional $2.00 cash per share in a pre-closing dividend. Our increased offer could be structured with Transatlantic's cooperation to be tax-free to Transatlantic stockholders with respect to the Validus shares they receive in the Exchange Offer and the Merger. As we have communicated to you and your advisors, we believe that the transaction can be consummated prior to year-end.

          The aggregate amount available to pay the additional $2.00 cash pre-closing dividend to all Transatlantic stockholders would be reduced on a dollar-for-dollar basis for any funds used by Transatlantic for share repurchases made after October 31st. Therefore, if Transatlantic continues share repurchases from selling stockholders it will result in a lower pre-closing cash dividend payable to all Transatlantic stockholders in a transaction with Validus.

          We believe that our increased offer (including the full amount of the additional cash dividend of $2.00 per share), which represented a 6.0%† premium to Transatlantic's closing share price on November 2nd, presents a compelling proposition for your stockholders and provides full and fair value for Transatlantic shares. In addition, this increased offer represented as of November 2nd:

    •
    a 25.8% premium to Transatlantic's closing share price on June 10th, the last trading day prior to the announcement of Transatlantic's merger agreement with Allied World;‡ and

    •
    a 12.9% premium to Transatlantic's closing share price on July 12th, the last trading day prior to Validus' announcement of its intention to acquire Transatlantic.§

          When we asked our financial advisors at Greenhill to initially share our view with respect to a potential increase to our initial offer, we did so with the sincere hope that it would be possible to work with Transatlantic on an accelerated basis to achieve a consensual transaction by the October 31st deadline set by our confidentiality agreement. Given the work that has been done on both sides over the past six weeks, Validus was extremely disappointed that the Transatlantic board has failed to accept our increased offer.

          We believe that our increased offer is a far better value-enhancing alternative for Transatlantic stockholders than waiting for Transatlantic to pursue a theoretical transaction, a third party-sponsored run-off, a minority investment from a third party or pursuing a "go it alone" approach for the following reasons:

    •
    We believe an alternative transaction will be subject to greater execution, financing and regulatory delay and risks than a transaction with Validus.

    •
    Validus commenced its Exchange Offer to acquire Transatlantic on July 25th and its registration statement was declared effective by the Securities and Exchange Commission on August 22nd. The exchange offer can be used as the first step in a two-step transaction that can be consummated prior to year-end.

    •
    Validus has obtained from J.P. Morgan Securities LLC a highly confident letter in connection with the arrangement of the financing required to pay the $11.00 per Transatlantic share pre-closing cash dividend.

    •
    Validus has obtained, or is well along in the process of obtaining, all insurance, antitrust and other regulatory approvals required to complete the acquisition of Transatlantic.

          Based on these factors, we believe no other party can provide more transaction certainty or speed of execution to Transatlantic stockholders than Validus.

    •
    Validus does not believe that there is any economic rationale under which a standalone Transatlantic is a better option for Transatlantic stockholders than a transaction with Validus. A "go it alone" Transatlantic appears to face significant hurdles and negative implications for Transatlantic stockholders:

    •
    No premium:    A "go it alone" approach provides no premium for Transatlantic's stockholders, no cash for Transatlantic's stockholders and no catalyst for a trading multiple expansion for Transatlantic shares. In contrast, Validus' increased offer that was not accepted by the Transatlantic board represented as of November 2nd a 25.8% premium to Transatlantic's June 10th unaffected closing share price† and provides Transatlantic stockholders with a significant equity interest in Validus, whose stock has consistently traded at a higher multiple than Transatlantic.

    •
    Inflexible structure:    On a "go it alone" approach, Transatlantic's capital remains trapped within a tax-inefficient U.S. structure. In contrast, Validus' Bermuda domicile provides flexibility that permits Validus to shift capital as needed to maximize returns.

      •
      No insurance experience:    Despite its attempts to obtain access to U.S. primary insurance business through Putnam Reinsurance Company, a "go it alone" Transatlantic provides its stockholders with no insurance experience or track record as a potential avenue for growth. Combining with Validus would provide access to a skilled management team that has produced a company with a top tier position at Lloyd's, with over $1 billion of gross premiums written and top quartile Lloyd's financial performance. Moreover, Talbot will give Transatlantic immediate access to the U.S. excess and surplus market.

      •
      No E.U. passport:    A "go it alone" Transatlantic will continue to lack an E.U. passport—a key deficiency previously identified by Transatlantic's management. Validus would provide Transatlantic with an E.U. passport through Validus Re Europe Limited, which can be funded as appropriate to support the combined company's expanding business.

      •
      Smaller size:    A "go it alone" Transatlantic will remain the number 10 ranked property and casualty reinsurance company, while a combination with Validus would create a top six property and casualty reinsurance company worldwide, as well as a market leader in the U.S. and Bermuda.

      •
      No synergies:    A "go it alone" Transatlantic cannot create stockholder value through realizing synergies, as compared to the significant opportunities to expand earnings, return on equity and book value growth through a combination with Validus.

      •
      Inferior capital management opportunities:    Although a "go it alone" Transatlantic can continue to pursue its recently announced share repurchase program, subject to rating agency and other business constraints, it lacks the incremental excess capital that would be created by a combination with Validus. Moreover, active capital management is, and has been, a core element of Validus' strategy, and Validus has a senior management team skilled in managing capital for the benefit of all of its shareholders. A combination of Validus and Transatlantic would create approximately $1 billion of pre-synergy, pre-catastrophe earnings power which, together with excess capital created by the transaction, would be available for expanded share repurchase activity by the combined company. Accordingly, the Validus Holdings, Ltd. board of directors has approved, through open market purchases or otherwise, an increase in the current Validus share repurchase authorization to an aggregate of $1 billion, contingent upon the consummation of the acquisition of Transatlantic.**

  Conclusion

          Validus firmly believes that Transatlantic stockholders will find our increased offer compelling. Our preference remains to reach a consensual transaction with the Transatlantic board. However, because the Transatlantic board has failed to accept Validus' compelling increased offer, Validus will take its offer directly to Transatlantic's stockholders through its Exchange Offer and Consent Solicitation to replace the Transatlantic board.

  Sincerely,

  /s/ Edward J. Noonan

  Edward J. Noonan
  Chairman and Chief Executive Officer

  †
  Based on Transatlantic ($52.23) closing share price on November 2, 2011, and Validus ($27.21) closing share price on November 2, 2011.

  ‡
  Based on Transatlantic ($44.01) closing share price on June 10, 2011, and Validus ($27.21) closing share price on November 2, 2011.

  §
  Based on Transatlantic ($49.02) closing share price on July 12, 2011, and Validus ($27.21) closing share price on November 2, 2011.

  **
  Validus expects the share repurchases to be made from time to time in the open market or in privately negotiated transactions. The timing, form and amount of the share repurchases under the program will depend on a variety of factors, including market conditions, Validus' capital position relative to internal and rating agency targets, legal requirements and other factors. The repurchase program may be modified, extended or terminated by the Validus Holdings, Ltd. board of directors at any time.

Additionally, on November 2, 2011, Validus delivered to Transatlantic a letter demanding that the Transatlantic Board set a record date in connection with Validus' consent solicitation. Further, on November 2, 2011, Validus delivered a letter demanding that Transatlantic deliver to Validus, among other things, a list of Transatlantic stockholders as of such date.

On November 3, 2011, Validus publicly disclosed the terms of the Validus Merger Offer in a press release and announced that it had amended the terms of the Validus Exchange Offer to include offer consideration of 1.5564 Validus Shares and $11.00 in cash (less applicable withholding taxes and without interest) per Transatlantic Share and to permit Transatlantic to pay up to a $2.00 per share Special Excess Dividend prior to the expiration time of the Validus Exchange Offer. Validus thereafter filed Amendment No. 20 to Validus' Schedule TO relating to the Validus Exchange Offer to reflect the revised terms of the Validus Exchange Offer.

Also on November 3, 2011, Validus announced that the Validus Board has approved, through open market purchases or otherwise, an increase in Validus' existing share repurchase authorization to a total of $1 billion, contingent upon the consummation of the acquisition of Transatlantic by Validus.

Source and Amount of Funds

  Commitments

Validus has obtained commitments from J.P. Morgan Securities LLC, as lead arranger, and JPMorgan Chase Bank, N.A. to provide, subject to certain conditions, senior bank financing consisting of up to $350 million under a proposed new unsecured credit facility (the "Bridge Facility"), for financing a portion of the cash component of the consideration to be paid to Transatlantic stockholders in connection with the Validus Exchange Offer. These commitments supersede and replace the previously disclosed commitments from J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. to provide up to $200 million of senior bank financing. The documentation governing the credit facility contemplated by these commitments has not been finalized, and accordingly, the actual terms may differ from the summary below. Validus plans to fund the remaining cash component of the consideration to be paid to Transatlantic stockholders in connection with the Validus Exchange Offer through borrowing under Validus' existing (i) $340 million Three-Year Unsecured Letter of Credit Facility Agreement, dated as of March 12, 2010, as amended (the "Existing Three-Year L/C Facility"), among Validus, Validus Reinsurance Ltd. ("Validus Re"), the subsidiary account parties from time to time party thereto, the lenders from time to time party thereto, Deutsche Bank Securities Inc., as syndication agent, and JPMorgan Chase Bank, N.A., as administrative agent and (ii) $60 million Three-Year Revolving Credit Facility Agreement, dated as of March 12, 2010, as amended, among Talbot Holdings Ltd., as borrower, Validus, the lenders from time to time party thereto and Lloyds TSB Bank plc, as administrative agent.

  Interest; Unused Commitment Fees

Each loan made under the Bridge Facility will bear interest at an Adjusted LIBOR Rate or Alternate Base Rate (as contemplated by the commitment letter relating to the Bridge Facility) plus, in each case, the applicable margin described in the chart below. Interest periods on Adjusted LIBOR Rate-based loans may be one, two, three or six months, at Validus' option. In the case of Adjusted LIBOR Rate-based loans, interest will accrue on the basis of a 360-day year, and will be payable on the last day of each relevant interest period and, for any interest period longer than 3 months, on each successive date 3 months after the first day of such interest period. Interest will accrue on Alternate Base Rate-based loans on the basis of a 365/366-day year (or 360-day year if based on the Federal Funds Rate or the Adjusted LIBOR Rate) and shall be payable quarterly in arrears. Unused loan commitments will be subject to an unused commitment fee, as described in the chart below.

Category	Index Ratings	Commitment Fee Rate	Eurodollar Spread	ABR Spread
Category 1	A-/A3 or better	0.125%	2.000%	1.000%
Category 2	BBB+/Baa1	0.150%	2.250%	1.250%
Category 3	BBB/Baa2	0.200%	2.500%	1.500%
Category 4	BBB-/Baa3	0.250%	2.750%	1.750%
Category 5	BB+/Ba1 or lower	0.325%	3.125%	2.125%

The Eurodollar Spreads and ABR Spreads set forth in the chart above will increase by an additional 0.25% on the date that is 90 days following the closing date of the Bridge Facility and every 90 days thereafter.

Additionally, Validus shall pay a duration fee for the ratable benefit of the lenders under the Bridge Facility on the dates set forth below, equal to the Applicable Duration Fee Percentage of the aggregate principal amount of loans outstanding as of such date:

Days after the closing date of the Bridge Facility	90 days	180 days	270 days
Applicable Duration Fee Percentage	0.50%	0.75%	1.00%

  Conditions to Borrowing

Borrowing under the Bridge Facility will be subject to certain conditions. Set forth below is a description of the conditions precedent to borrowing under the Bridge Facility:

  •
  the negotiation, delivery and execution of definitive documentation with respect to the Bridge Facility consistent with the Existing Three-Year L/C Facility, and on terms consistent with, and containing only those conditions to borrowing expressly set forth in the commitment letter relating to the Bridge Facility;

  •
  (i) the Validus Exchange Offer shall have been consummated substantially concurrently with the initial funding of the Bridge Facility, in accordance with the terms described in the commitment letter relating to the Bridge Facility and in accordance with the terms of the definitive documents relating to the Validus Exchange Offer; (ii) without the prior written consent of the lead arranger (such consent not to be unreasonably withheld or delayed), there shall have been no amendment, modification, waiver or consent with respect to the conditions set forth in the documents relating to the Validus Exchange Offer entitled "Section 203 Condition" and "Rights Agreement Condition", in each case, as such conditions were in effect in the documents relating to the Validus Exchange Offer as of August 19, 2011; and (iii) after giving effect to the consummation of the Validus Exchange Offer on the closing date of the Bridge Facility, Validus shall own a majority of the then outstanding Transatlantic Shares on a fully diluted basis;

  •
  since December 31, 2010, there not having been any Combined Material Adverse Effect (as defined in the commitment letter relating to the Bridge Facility), other than any events, developments or occurrences (but not any future updates, developments or other changes in or to any such events, developments or occurrences) that have been disclosed prior to November 2, 2011 in any filing with the SEC on Form 10-K, Form 10-Q or Form 8-K of Validus or Transatlantic, as applicable;

  •
  as of the closing date of the Bridge Facility, no default or event of default shall have occurred and be continuing, or shall occur as a result of the consummation of the Validus Exchange Offer, the second-step merger and the financings thereof or the $2.00 per share Special Excess Dividend permitted to be paid prior to the expiration time of the Validus Exchange Offer, under

    (i) the Existing Three-Year L/C Facility, the $500 million Five-Year Secured Letter of Credit Facility Agreement, dated as of March 12, 2007, as it may be amended, or, in each case any refinancing or replacement thereof or (ii) any other credit agreement of Validus, Transatlantic or any of their respective subsidiaries, or any refinancing or replacement thereof (other than, in the case of this clause (ii), any such agreements, refinancing or replacements with an aggregate outstanding principal amount (for all such agreements, refinancing and replacements) not in excess of $150,000,000);

  •
  accuracy of representations and warranties under the Bridge Facility (subject to materiality thresholds) (excluding any representation or warranty relating to Transatlantic or any of its subsidiaries or any of their respective businesses);

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  no default or event of default shall have occurred and be continuing at the time of, or after giving effect to the making of, the loans under the Bridge Facility;

  •
  on the closing date of the Bridge Facility, taking into account the Validus Exchange Offer and the second-step merger, Validus shall have (i) an unsecured long-term obligations rating of at least "Baa3" (with stable (or better) outlook from Moody's Investors Service, Inc. and (ii) long-term issuer credit rating of at least "BBB-" (with stable (or better) outlook) from Standard & Poor's Financial Services LLC, which ratings and outlooks shall have been reaffirmed within seven days prior to funding (to the extent the closing date of the Bridge Facility is more than 60 days after the original date of receipt of such ratings);

  •
  the lenders shall have received (i) audited consolidated financial statements of Validus for the three most recent fiscal years ended at least 90 days prior to the closing date of the Bridge Facility and (ii) unaudited consolidated financial statements of Validus for each interim quarterly period ended after the latest fiscal year referred to in clause (i) above and at least 45 days prior to the closing date of the Bridge Facility, and unaudited consolidated financial statements for the same period of the prior fiscal year;

  •
  the lenders shall have received a pro forma consolidated balance sheet of Validus as at the end of the most recent fiscal year ended at least 90 days prior to the closing date of the Bridge Facility and a pro forma statement of operations for each of (i) the most recent fiscal year of Validus ended at least 90 days prior to the closing date of the Bridge Facility and (ii) the most recent interim period of Validus ending at least 45 days prior to the closing date of the Bridge Facility, in each case adjusted to give effect to the consummation of the Validus Exchange Offer, the second-step merger and the financings contemplated in the commitment letter relating to the Bridge Facility as if such transactions had occurred on such date or on the first day of such period, as applicable. To the extent practicable, such pro forma financial statements shall be prepared in accordance with Regulation S-X, but it is acknowledged that to the extent Validus is limited as to information relating to Transatlantic and its subsidiaries, such preparation may not be practicable;

  •
  payment of all fees and expenses then due with respect to the Bridge Facility to the extent invoiced at least one business day prior to the closing date of the Bridge Facility;

  •
  the administrative agent shall have received such legal opinions, certificates (including a solvency certificate from the chief financial officer of Validus certifying the solvency of Validus and its subsidiaries on a consolidated basis, after giving effect to the Validus Exchange Offer, the second-step merger and the borrowings under the Bridge Facility), documents and other instruments and information (including PATRIOT Act and related compliance documentation and information), in each case, as are customary for transactions of this type as it may reasonably request; and

  •
  receipt by the administrative agent of a customary borrowing request from Validus.

  Maturity

Validus expects that the contemplated Bridge Facility will mature on the earlier of (i) one year after the closing date of the Bridge Facility and (ii) March 12, 2013.

  Prepayments and Repayments

The loans made under the Bridge Facility may be voluntarily prepaid without premium or penalty, subject to Validus' payment of breakage costs in connection with any Adjusted LIBOR Rate-based loans.

Subject to certain exceptions and thresholds, (i) the loans made under the Bridge Facility will be mandatorily prepaid and, (ii) after the execution of the commitment letter relating to the Bridge Facility, but prior to the closing date of the Bridge Facility, the commitments of the lenders under the Bridge Facility will be reduced, in each case, on a pro rata basis with (a) 100% of the net cash proceeds of any issuance of equity by Validus (other than any issuance of equity pursuant to the Validus Exchange Offer), (b) 100% of the net cash proceeds of any incurrence of indebtedness for borrowed money by Validus or any of its subsidiaries and (c) 100% of the net cash proceeds of any non-ordinary course sale or other disposition of assets by Validus of any of its subsidiaries.

  Guarantee

All obligations of Validus and its subsidiaries under the Bridge Facility will, from and after the consummation of the second-step merger, be unconditionally guaranteed (the "Guarantee"), by Transatlantic so long as the provision of such Guarantee at such time is not prohibited by any material contract of Transatlantic or applicable law or regulation and would not result in material adverse tax consequences as reasonably determined by Validus and the administrative agent. In the event that (and for so long as) the Guarantee is not provided, the Bridge Facility will include the following additional covenants, in each case, consistent with the terms of the Existing Three-Year L/C Facility: (i) a minimum level of capital surplus at Validus Re equal to at least $2,451,837,960, (ii) a limitation on direct or indirect investments by Validus and its subsidiaries (other than Transatlantic and its subsidiaries) in Transatlantic and its subsidiaries and (iii) a covenant to provide quarterly financial statements of Validus Re.

  Representations and Warranties; Covenants; Events of Default.

The representations and warranties contained in and the events of default under the Bridge Facility shall be substantially similar to those of the Existing Three-Year L/C Facility, as modified to reflect and permit the Validus Exchange Offer, the second-step merger and the other transactions contemplated by the Exchange Offer Documents (as defined below).

Validus Projected Financial Information

Validus' senior management does not as a matter of practice prepare or disclose public forecasts or projections as to Validus' future performance, earnings or other operating metrics beyond the current fiscal year, and Validus does not place much emphasis on projections for extended periods due to the unpredictability of the underlying assumptions and estimates.

However, at the request of Transatlantic's management, certain financial projections prepared by, or as directed by Validus' management have been provided by Validus to Transatlantic in connection with the Validus Merger Offer. Summaries of the foregoing financial projections (the "Financial Projections") are being provided herein solely because they were provided to Transatlantic to assist Transatlantic in reviewing the terms of the Validus Merger Offer. The inclusion of these Financial Projections in this Current Report on Form 8-K should not be regarded as an indication that Validus, Transatlantic, the board of directors of Validus or Transatlantic (or any committee thereof), or any other recipient of this information considered, or now considers, such Financial Projections to be a reliable prediction of future results, and they should not be relied on as such.

The Financial Projections reflect numerous judgments, estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Validus' business, all of which are difficult to predict and many of which are beyond Validus' control. The Financial Projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the Financial Projections constitute forward-looking information and are subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such projections, including the various risks set forth in this Current Report on Form 8-K and Validus' periodic reports. See the subheading of this Item 8.01 titled "Cautionary Statement Regarding Forward-Looking Statements." There can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. The Financial Projections cover multiple years and such information by its nature becomes meaningfully less reliable with each successive year.

The Financial Projections do not take into account any circumstances or events occurring after the date they were prepared, and they do not give effect to the Validus Merger Offer or the Validus Exchange Offer or the effect of any failure of the transactions contemplated by the Validus Merger Offer or the Validus Exchange Offer to occur, and should not be viewed as accurate or continuing as of any other such date or in the event of any such failure.

The Financial Projections were prepared solely for use in connection with evaluating the Validus Merger Offer and not with a view toward public disclosure or toward complying with generally accepted accounting principles, the published guidelines of the Securities and Exchange Commission (the "SEC") regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither Validus' registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the Financial Projections included below, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and deny any association with, the Financial Projections. The audit report included in the Validus 10-K refers exclusively to Validus' historical financial information. It does not extend to the Financial Projections and should not be read as such.

Validus has made publicly available its actual results of operations for the quarter ended September 30, 2011. Readers of this Current Report on Form 8-K are cautioned not to place undue reliance on the projections set forth below. No one has made or makes any representation to any stockholder regarding the information included in the Financial Projections.

The inclusion of the Financial Projections herein will not be deemed an admission or representation by Validus that they are viewed by Validus or any other party as material information of Validus. The Financial Projections are not included in this Current Report on Form 8-K in order to induce any holder of shares of Transatlantic common stock to deliver a written consent to Validus pursuant to the consent solicitation contemplated by the preliminary consent solicitation statement originally filed by Validus with the SEC on September 14, 2011 or to tender Transatlantic Shares pursuant to the Validus Exchange Offer. Validus does not intend to update or otherwise revise the Financial Projections to reflect circumstances existing since their preparation, to reflect the occurrence of unanticipated events even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.

The projections include the effects of capital management over the projection period (either by means of share repurchases or dividends).

Validus—Summary Projections

($ in thousands, except per share data)

	2011E	2012E	2013E	2014E	2015E	2016E
Stockholders' Equity	$3,646,196	$3,660,569	$3,660,569	$3,660,569	$3,660,569	$3,660,569
Total Net Premiums Written	1,751,264	1,994,353	2,053,021	2,102,594	2,172,702	2,257,523
Net Income	77,521	440,544	466,341	472,414	474,605	492,627
Diluted EPS	$0.68	$4.33	$5.34	$6.20	$7.24	$8.90
Loss Ratio	67.8%	49.5%	49.7%	50.0%	50.5%	50.6%
Combined ratio	99.8%	80.1%	80.0%	80.2%	80.7%	80.7%

Selected Historical Consolidated Financial Data of Validus

Set forth below is certain selected historical consolidated financial data relating to Validus. The financial data has been derived from Validus' financial results for the nine months ended September 30, 2011, furnished as part of Validus' Current Report on Form 8-K filed with the SEC on October 27, 2011, (the "Validus Q3 Earnings Release"), and Validus' Annual Report on Form 10-K for the year ended December 31, 2010 (the "Validus 10-K"). Historical results are not necessarily indicative of the results that may be expected for the remainder of this fiscal year or any other future period. This financial data should be read in conjunction with the financial statements and the related notes and other financial information contained in the Validus Q3 Earnings Release and the Validus 10-K.

        The following table sets forth summarized operational data for the periods ended December 31, 2010, 2009, 2008, 2007 and 2006 and September 30, 2011 and 2010:

	Nine Months Ended September 30,		Year Ended December 31,
	2011	2010	2010	2009(12)	2008	2007	2006
	(Dollars in thousands, except share and per share amounts)
Revenues
Gross premiums written	$1,846,412	$1,731,835	$1,990,566	$1,621,241	$1,362,484	$988,637	$540,789
Reinsurance premiums ceded	(272,752)	(194,106)	(229,482)	(232,883)	(124,160)	(70,210)	(63,696)

Net premiums written	1,573,660	1,537,729	1,761,084	1,388,358	1,238,324	918,427	477,093
Change in unearned premiums	(259,863)	(209,417)	39	61,219	18,194	(60,348)	(170,579)

Net premiums earned	1,313,797	1,328,312	1,761,123	1,449,577	1,256,518	858,079	306,514
Gain on bargain purchase, net of expenses(13)	—	—	—	287,099	—	—	—
Net investment income	84,216	103,141	134,103	118,773	139,528	112,324	58,021
Realized gain on repurchase of debentures	—	—	—	4,444	8,752	—	—
Net realized gains (losses) on investments	23,177	46,897	32,498	(11,543)	(1,591)	1,608	(1,102)
Net unrealized (losses) gains on investments	(22,150)	88,641	45,952	84,796	(79,707)	12,364	—
Other income	2,201	4,667	5,219	4,634	5,264	3,301	—
Foreign exchange (losses) gains	(22,390)	(2,073)	1,351	(674)	(49,397)	6,696	2,157

Total revenues	1,378,851	1,569,585	1,980,246	1,937,106	1,279,367	994,372	365,590
Expenses
Losses and loss expenses	909,572	832,361	987,586	523,757	772,154	283,993	91,323
Policy acquisition costs	232,931	217,376	292,899	262,966	234,951	134,277	36,072
General and administrative expenses(1)	145,244	154,779	209,290	185,568	123,948	100,765	38,354
Share compensation expenses	27,059	21,040	28,911	27,037	27,097	16,189	7,878
Finance expenses	41,297	42,084	55,870	44,130	57,318	51,754	8,789
Transaction expenses	13,583	—	—	—	—	—	—
Fair value of warrants issued	—	—	—	—	—	2,893	77

Total expenses	1,369,686	1,267,640	1,574,556	1,043,458	1,215,468	589,871	182,493

Net income before taxes	9,165	301,945	405,690	893,648	63,899	404,501	183,097
Taxes	(1,050)	(2,068)	(3,126)	3,759	(10,788)	(1,505)	—

Net income	8,115	299,877	402,564	897,407	53,111	402,996	183,097
Net income attributable to non controlling interest	(14,110)	—	—	—	—	—	—

Net income (loss) available (attributable) to Validus	$(5,995)	$299,877	$402,564	$897,407	$53,111	$402,996	$183,097

Comprehensive (loss) income
Unrealized gains arising during the period(2)	—	—	—	—	—	—	(332)
Foreign currency translation adjustments	523	(94)	(604)	3,007	(7,809)	(49)	—
Adjustment for reclassification of losses realized in income	—	—	—	—	—	—	1,102

Comprehensive (loss) income	$(5,472)	$299,783	$401,960	$900,414	$45,302	$402,947	$183,867

	Nine Months Ended September 30,		Year Ended December 31,
	2011	2010	2010	2009(12)	2008	2007	2006
	(Dollars in thousands, except share and per share amounts)
Earnings per share(3)
Weighted average number of common shares and common share equivalents outstanding
Basic	98,430,686	119,414,906	116,018,364	93,697,194	74,677,903	65,068,093	58,477,130
Diluted	98,430,686	123,735,683	120,630,945	97,168,409	75,819,413	67,786,673	58,874,567
Basic (loss) earnings per share	$(0.12)	$2.47	$3.41	$9.51	$0.62	$6.19	$3.13

Diluted (loss) earnings per share	$(0.12)	$2.42	$3.34	$9.24	$0.61	$5.95	$3.11

Cash dividends per share	$0.75	0.66	$0.88	$0.80	$0.80	$—	$—

Selected financial ratios
Losses and loss expenses ratio(4)	69.2%	62.7%	56.1%	36.1%	61.5%	33.1%	29.8%
Policy acquisition cost ratio(5)	17.7%	16.4%	16.6%	18.1%	18.7%	15.6%	11.8%
General and administrative expense ratio(6)	13.1%	13.2%	13.5%	14.7%	12.0%	13.3. %	15.1%
Expense ratio(7)	30.8%	29.6%	30.1%	32.8%	30.7%	28.9%	26.9%
Combined ratio(8)	100.0%	92.3%	86.2%	68.9%	92.2%	62.0%	56.7%

Return on average equity(9)	(0.2)%	10.6%	10.8%	31.8%	2.7%	26.9%	17.0%

        The following table sets forth summarized balance sheet data as of December 31, 2010, 2009, 2008, 2007 and 2006 and September 30, 2011 and 2010:

	As of September 30,		As of December 31,
	2011	2010	2010	2009	2008	2007	2006
	(Dollars in thousands, except share and per share amounts)
Summary Balance Sheet Data:
Investments at fair value	$5,341,043	$5,448,529	$5,118,859	$5,388,759	$2,831,537	$2,662,021	$1,376,387
Cash and cash equivalents	855,982	518,770	620,740	387,585	449,848	444,698	63,643
Total assets	8,000,740	7,503,242	7,060,878	7,019,140	4,322,480	4,144,224	1,646,423
Reserve for losses and loss expenses	2,565,912	2,020,845	2,035,973	1,622,134	1,305,303	926,117	77,363
Unearned premiums	1,058,593	955,236	728,516	724,104	539,450	557,344	178,824
Senior notes payable	246,955	246,847	246,874	—	—	—	—
Debentures payable	289,800	289,800	289,800	289,800	304,300	350,000	150,000
Total liabilities	4,410,648	3,741,957	3,556,047	2,988,020	2,383,746	2,209,424	453,900
Total shareholders' equity	3,590,092	3,761,285	3,504,831	4,031,120	1,938,734	1,934,800	1,192,523
Book value per common share(10)	34.77	34.43	35.76	31.38	25.64	26.08	20.39
Diluted book value per common share(11)	32.23	32.02	32.98	29.68	23.78	24.00	19.73

(1)
General and administrative expenses for the years ended December 31, 2007 and 2006 include $4,000,000 and $1,000,000 respectively, related to Validus' advisory agreement with Aquiline Capital Partners, LLC (together with its related companies, "Aquiline"). Validus' advisory agreement with Aquiline terminated upon completion of Validus' initial public offering, in connection with which Validus recorded general and administrative expense of $3,000,000 in the year ended December 31, 2007.

(2)
Validus adopted ASC 820 and ASC 825 as of January 1, 2007 and elected the fair value option on all securities previously accounted for as available-for-sale. Unrealized gains and losses on available-for-sale investments at December 31, 2006 of $875,000, previously included in accumulated other comprehensive income, were treated as a cumulative-effect adjustment as of January 1, 2007. The cumulative-effect adjustment transferred the balance of unrealized gains and losses from accumulated other comprehensive income to retained earnings and had no impact on the results of operations for the annual or interim periods beginning January 1, 2007. Validus' investments were accounted for as trading for the annual or interim periods beginning January 1, 2007 and as such all unrealized gains and losses are included in net income.

(3)
ASC 718 requires that any unrecognized stock-based compensation expense that will be recorded in future periods be included as proceeds for purposes of treasury stock repurchases, which is applied against the unvested restricted shares balance. On March 1, 2007 Validus effected a 1.75 for 1 reverse stock split of our outstanding common shares. The stock split does not affect Validus' financial statements other than to the extent it decreases the number of outstanding shares and correspondingly increases per share information for all periods presented. The share consolidation has been reflected retroactively in this financial data.

(4)
The losses and loss expense ratio is calculated by dividing losses and loss expenses by net premiums earned.

(5)
The policy acquisition cost ratio is calculated by dividing policy acquisition costs by net premiums earned.

(6)
The general and administrative expense ratio is calculated by dividing the sum of general and administrative expenses and share compensation expenses by net premiums earned. The general and administrative expense ratio for the year ended December 31, 2007 is calculated by dividing the total of general and administrative expenses plus share compensation expenses less the $3,000,000 termination fee payable to Aquiline by net premiums earned.

(7)
The expense ratio is calculated by combining the policy acquisition cost ratio and the general and administrative expense ratio.

(8)
The combined ratio is calculated by combining the losses and loss expense ratio, the policy acquisition cost ratio and the general and administrative expense ratio.

(9)
Annualized return on average equity is calculated by dividing the net income for the period by the average shareholders' equity during the period. Annual average shareholders' equity is the average of the beginning, ending and intervening quarter-end shareholders' equity balances.

(10)
Book value per common share is defined as total shareholders' equity available to Validus divided by the number of common shares outstanding as at the end of the period, giving no effect to dilutive securities.

(11)
Diluted book value per common share is calculated based on total shareholders' equity plus the assumed proceeds from the exercise of outstanding options and warrants, divided by the sum of common shares, unvested restricted shares, options and warrants outstanding (assuming their exercise). Diluted book value per common share is a Non-GAAP financial measure as described under Item 7, "Management's Discussion and Analysis of Financial condition and Results of Operations—Financial Measures," in the Validus Form 10-K.

(12)
Operating results of IPC Holdings, Ltd. have been included from the September 2009 date of acquisition.

(13)
The gain on bargain purchase, net of expenses is from the acquisition of IPC Holdings, Ltd. in September 2009 and is net of transaction expenses.

Selected Historical Consolidated Financial Data of Transatlantic

        The following disclosure is taken from Transatlantic's financial results for the nine months ended September 30, 2011 that were furnished as part of Transatlantic's Current Report on Form 8-K filed with the SEC on October 26, 2011 (the "Transatlantic Q3 Earnings Release") and Transatlantic's Annual Report on Form 10-K for the year ended December 31, 2010 (the "Transatlantic 10-K").

        Set forth below is certain selected historical consolidated financial data relating to Transatlantic. The financial data has been derived from the Transatlantic Q3 Earnings Release and the Transatlantic 10-K. Historical results are not necessarily indicative of the results that may be expected for any future period. This financial data should be read in conjunction with the financial statements and the related notes and other financial information contained in the Transatlantic Q3 Earnings Release and the Transatlantic 10-K.

        The following table sets forth operational data as of September 30, 2011 and 2010, and as of December 31, 2010, 2009, 2008, 2007 and 2006:

	Nine Months Ended September 30,		Years Ended December 31,
	2011	2010	2010	2009	2008	2007	2006
	(Dollars in thousands, except per share amounts and ratios)
Net premiums written	$2,996,144	$2,980,918	$3,881,693	$3,986,101	$4,108,092	$3,952,899	$3,633,440
Net premiums earned	$2,857,515	$2,924,638	$3,858,620	$4,039,082	$4,067,389	$3,902,669	$3,604,094
Net losses and loss adjustment expenses incurred	(2,460,499)	(2,070,923)	(2,681,774)	(2,679,171)	(2,907,227)	(2,638,033)	(2,462,666)
Net commissions	(715,397)	(709,879)	(932,820)	(927,918)	(980,626)	(980,121)	(903,666)
Increase (decrease) in deferred policy acquisition costs	41,443	10,364	2,898	(12,406)	6,956	16,901	13,471
Other underwriting expenses	(122,878)	(133,015)	(177,624)	(158,181)	(131,555)	(115,760)	(102,339)
Underwriting (loss) profit(1)	(399,816)	21,185	69,300	261,406	54,937	185,656	148,894
Net investment income	344,296	352,224	473,547	467,402	440,451	469,772	434,540
Realized net capital gains (losses)(2)	67,871	16,955	30,101	(70,641)	(435,541)	9,389	10,862
(Loss) gain on early extinguishment of debt	(1,179)	(115)	(115)	9,869	10,250	—	—
Interest on senior notes	(50,386)	(51,192)	(68,272)	(43,454)	(43,359)	(43,421)	(43,405)
Other expenses, net	(83,396)	(25,348)	(31,773)	(28,549)	(23,515)	(25,644)	(10,983)
(Loss) income before income taxes	(122,610)	313,709	472,788	596,033	3,223	595,752	539,908
Income (taxes) benefits	80,874	(53,268)	(70,587)	(118,371)	99,031	(108,611)	(111,756)
Net (loss) income	$(41,736)	$260,441	$402,201	$477,662	$102,254	$487,141	$428,152
Per Common Share:
Net (loss) income:
Basic	$(0.67)	$4.04	$6.28	$7.20	$1.54	$7.37	$6.49
Diluted	(0.67)	3.99	6.19	7.15	1.53	7.31	6.46
Cash dividends declared	0.65	0.62	0.83	0.79	0.73	0.62	0.53
Share Data:
Weighted average common shares outstanding:
Basic	62,447	64,520	64,092	66,381	66,270	66,124	65,955
Diluted	62,447	65,284	64,930	66,802	66,722	66,654	66,266
Ratios:(3)
Loss ratio	86.1%	70.8%	69.5%	66.3%	71.5%	67.6%	68.3%
Commission ratio	23.6	23.9	24.1	23.3	23.9	24.7	24.7
Other underwriting expense ratio	4.3	4.6	4.6	3.9	3.2	2.9	2.9
Underwriting expense ratio	27.9	28.5	28.7	27.2	27.1	27.6	27.6
Combined ratio	114.0%	99.3%	98.2%	93.5%	98.6%	95.2%	95.9%

(1)
Includes pre-tax net catastrophe (costs) of $(683) million in the first nine months of 2011, $(180) million in the first nine months of 2010, ($202) million in the full year 2010, $6 million in the full year 2009, ($170) million in the full year 2008, ($55) million in the full year 2007 and ($29) million in the full year 2006.

(2)
Includes other-than-temporary impairment write-downs charged to earnings of ($3) million in the first nine months of 2011, ($7) million in the first nine months of 2010, ($8) million in the full year 2010, ($83) million in the full year 2009, ($318) million in the full year 2008, ($27) million in the full year 2007 and ($1) million in the full year 2006.

(3)
The loss ratio represents the absolute value of net losses and loss adjustment expenses incurred expressed as a percentage of net premiums earned. The underwriting expense ratio represents the sum of the commission ratio and the other underwriting expense ratio. The commission ratio represents the absolute value of the sum of net commission and the (decrease) increase in deferred policy acquisition costs expressed as a percentage of net premiums earned. The other underwriting expense ratio represents the absolute value of other underwriting expenses expressed as a percentage of net premiums earned. The combined ratio represents the sum of the loss ratio and the underwriting expense ratio.

        The following table sets forth summarized balance sheet data as of September 30, 2011 and 2010, and as of December 31, 2010, 2009, 2008, 2007 and 2006:

	Nine Months Ended September 30,		Years Ended December 31,
	2011	2010	2010	2009	2008	2007	2006
	(Dollars in thousands, except per share amounts and ratios)
Total investments	$13,517,462	$13,128,869	$12,972,739	$12,315,395	$10,229,557	$12,500,540	$11,130,832
Cash and cash equivalents	384,574	223,818	284,491	195,723	288,920	255,432	205,264
Total assets	16,594,820	15,884,026	15,705,354	14,943,659	13,376,938	15,484,327	14,268,464
Unpaid losses and loss adjustment expenses	9,729,925	8,959,011	9,020,610	8,609,105	8,124,482	7,926,261	7,467,949
Unearned premiums	1,396,541	1,247,223	1,212,535	1,187,526	1,220,133	1,226,647	1,144,022
Senior notes	1,005,890	1,030,409	1,030,511	1,033,087	722,243	746,930	746,633
Total stockholders' equity	4,294,893	4,360,854	4,284,459	4,034,380	3,198,220	3,349,042	2,958,270
Book value per common share(1)	$69.67	$68.96	$68.83	$60.77	$48.19	$50.56	$44.80

(1)
Book value per common share is stockholders' equity divided by common shares outstanding.

Selected Unaudited Condensed Consolidated Pro Forma Financial Information

        The following tables set forth selected unaudited condensed consolidated pro forma financial information for the nine months ended September 30, 2011 and the year ended December 31, 2010 to show how the acquisition of Transatlantic might have affected the historical financial statements of Validus if it had been consummated at such times. The selected unaudited condensed consolidated pro forma financial information is for illustrative purposes only an has been prepared using Transatlantic's publicly available financial statements and disclosures, without the benefit of inspection of Transatlantic's books and records. Therefore, certain pro forma adjustments, such as recording fair value of assets and liabilities and adjustments for consistency of accounting policy, are not reflected in this unaudited condensed consolidated pro forma financial information. The following selected unaudited condensed consolidated pro forma financial information does not necessarily reflect the financial position or results of operations that would have actually resulted had the acquisition occurred as of the dates indicated, nor should they be taken as necessarily indicative of the future financial position or results of operations of Validus or a combined company.

        The following selected unaudited condensed consolidated pro forma financial information is based on the historical financial statements of Validus and Transatlantic and on publicly available information and certain assumptions that Validus believes are reasonable. The following should be read in connection with information under the subheading "Unaudited Condensed Consolidated Pro Forma Financial Information" in this Current Report on Form 8-K and other information previously filed or furnished by Validus and Transatlantic with the SEC, including the Validus Q3 Earnings Release, the Validus 10-K, the Transatlantic Q3 Earnings Release and the Transatlantic 10-K, which are filed with the SEC.

        The following table sets forth summarized pro forma statement of operations data as of September 30, 2011 and December 31, 2010:

	Nine Months Ended September 30, 2011	Year Ended December 31, 2010
	(Dollars in thousands, except share and per share amounts)
Revenues
Gross premiums written	$5,076,464	$6,118,134
Reinsurance premiums ceded	(506,660)	(475,357)

Net premiums written	4,569,804	5,642,777
Change in unearned premiums	(398,492)	(23,034)

Net premiums earned	4,171,312	5,619,743
Net investment income	426,117	601,614
Net realized gains on investments	94,188	70,571
Net unrealized gains (losses) on investments	182,637	(17,557)
Loss on early extinguishment of debt	(1,179)	(115)
Other income	2,201	5,219
Foreign exchange (losses) gains	(22,390)	1,351

Total revenues	4,852,886	6,280,826
Expenses
Losses and loss expenses	3,370,071	3,669,360
Policy acquisition costs	906,885	1,222,821
General and administrative expenses	261,043	383,387
Share compensation expenses	53,534	64,211
Finance expenses	108,695	146,825

Total expenses	4,700,228	5,486,604

Net income before taxes	152,658	794,222
Income tax benefit (expense)	5,786	(52,436)

Net income	158,444	741,786
Net income attributable to noncontrolling interest	(14,110)	—

Net income available to Validus	$144,334	$741,786

Comprehensive (loss) income
Foreign currency translation adjustments, net of tax	(18,000)	119,957
Net unrealized appreciation (depreciation) of investments, net of tax	—	—
Change in retirement plan liability, net of tax	(632)	452

Comprehensive income	$125,702	$862,195

Earnings per share
Weighted average number of common shares and common share equivalents outstanding
Basic	194,374,195	213,255,252
Diluted	198,128,098	219,172,096
Basic earnings per share	$0.71	$3.45
Diluted earnings per share	$0.70	$3.38
Selected financial ratios
Losses and loss expenses ratio	80.8%	65.2%
Policy acquisition cost ratio	21.7%	21.8%
General and administrative expense ratio	7.6%	8.0%
Expense ratio	29.3%	29.8%
Combined ratio	110.1%	95.0%

        The following table sets forth summarized pro forma balance sheet data as of September 30, 2011:

As of September 30, 2011
(Dollars in thousands, except share and per share amounts)
Summary Balance Sheet Data:
Investments at fair value	$18,759,946
Cash and cash equivalents	1,240,556
Total assets	24,659,932
Reserve for losses and loss expenses	12,784,470
Unearned premiums	2,452,546
Senior notes payable and credit facility payable	1,950,776
Debentures Payable	289,800
Total liabilities	17,890,330
Total shareholders' equity	6,769,602
Book value per common share	33.97
Diluted book value per common share	32.31

Unaudited Condensed Consolidated Pro Forma Financial Information

        The following tables set forth unaudited condensed consolidated pro forma financial information for the nine months ended September 30, 2011 and the year ended December 31, 2010 to show how the acquisition of Transatlantic might have affected the historical financial statements of Validus if it had been consummated at such times. The unaudited condensed consolidated pro forma financial information is for illustrative purposes only an has been prepared using Transatlantic's publicly available financial statements and disclosures, without the benefit of inspection of Transatlantic's books and records. Therefore, certain pro forma adjustments, such as recording fair value of assets and liabilities and adjustments for consistency of accounting policy, are not reflected in this unaudited condensed consolidated pro forma financial information. The following unaudited condensed consolidated pro forma financial information does not necessarily reflect the financial position or results of operations that would have actually resulted had the acquisition occurred as of the dates indicated, nor should they be taken as necessarily indicative of the future financial position or results of operations of Validus or a combined company.

        The following unaudited condensed consolidated pro forma financial information is based on the historical financial statements of Validus and Transatlantic and on publicly available information and certain assumptions that Validus believes are reasonable. The following should be read in connection with other information previously filed or furnished by Validus and Transatlantic with the SEC, including the Validus Q3 Earnings Release, the Validus 10-K, the Transatlantic Q3 Earnings Release and the Transatlantic 10-K, which are filed with the SEC.

        The following table presents unaudited condensed consolidated pro forma balance sheet data at September 30, 2011 (expressed in thousands of U.S. dollars, except share and per share data) giving effect to the proposed acquisition of Transatlantic Shares as if it had occurred at September 30, 2011:

	Historical Validus Holdings, Ltd.	Historical Transatlantic Holdings, Inc.	Pro Forma Purchase adjustments	Notes	Pro Forma Consolidated
Assets
Fixed maturities, at fair value	$4,777,686	$12,580,457	$(98,559)	3(b), 3(i), 4	$17,259,584
Short-term investments, at fair value	547,452	138,048	—		685,500
Other investments, at fair value	15,905	798,957	—		814,862
Cash and cash equivalents	855,982	384,574	—		1,240,556

Total investments and cash	6,197,025	13,902,036	(98,559)		20,000,502
Premiums receivable	808,472	748,853	(2,689)	3(e)	1,554,636
Deferred acquisition costs	154,694	277,382	—		432,076
Prepaid reinsurance premiums	141,631	112,598	(2,588)	3(e)	251,641
Securities lending collateral	24,250	—	—		24,250
Loss reserves recoverable	386,200	853,033	(11,367)	3(e)	1,227,866
Paid losses recoverable	80,917	—	(1,532)	3(e)	79,385
Accrued investment income	27,062	145,461	—		172,523
Current taxes recoverable	3,057	—	112,257	3(h)	115,314
Intangible assets	115,773	—	—		115,773
Goodwill	20,393	—	—		20,393
Other assets	41,266	555,457	68,850	3(b), 3(h), 3(i)	665,573

Total assets	$8,000,740	$16,594,820	$64,372		$24,659,932

Liabilities
Reserve for losses and loss expense	$2,565,912	$9,729,925	$488,633	3(e), 3(h)	$12,784,470
Unearned premiums	1,058,593	1,396,541	(2,588)	3(e)	2,452,546
Reinsurance balances payable	103,997	—	(4,221)	3(e)	99,776
Deferred taxation	24,195	—	—		24,195
Securities lending payable	25,000	—	—		25,000
Net payable for investments purchased	12,549	—	—		12,549
Accounts payable and accrued expenses	83,647	167,571	—		251,218
Senior notes payable and credit facility payable	246,955	1,005,890	697,931	3(g)	1,950,776
Debentures payable	289,800	—	—		289,800

Total liabilities	4,410,648	12,299,927	1,179,755		17,890,330
Shareholders' equity
Ordinary shares	23,463	67,852	(51,062)	3(a), 3(d)	40,253
Treasury shares	(6,131)	(285,915)	285,915	3(d)	(6,131)
Additional paid-in capital	1,886,897	335,511	2,258,322	3(a), 3(d)	4,480,730
Accumulated other comprehensive gain (loss)	(4,932)	270,612	(270,612)	3(d)	(4,932)
Retained earnings	1,544,572	3,906,833	(3,337,946)	3(b), 3(d), 3(f) 3(g), 3(h), 3(i)	2,113,459

Total shareholders' equity available to Company	3,443,869	4,294,893	(1,115,383)		6,623,379
Non controlling interest	146,223	—	—		146,223

Total shareholders' equity	3,590,092	4,294,893	(1,115,383)		6,769,602

Total liabilities and shareholders' equity	$8,000,740	$16,594,820	$64,372		$24,659,932

Common shares outstanding	99,039,622	61,644,506	95,943,509		194,983,131
Common shares and common share equivalents outstanding	112,544,943	65,473,117	102,057,999		214,602,942
Book value per share	$34.77	$69.67		7	$33.97
Diluted book value per share	$32.23	$67.55		7	$32.31
Diluted tangible book value per share	$31.02	$67.55		7	$31.68

        The following table sets forth unaudited condensed consolidated pro forma results of operations for the year ended December 31, 2010 (expressed in thousands of U.S. dollars, except share and per share data) giving effect to the proposed acquisition of Transatlantic Shares as if it had occurred at January 1, 2010:

	Historical Validus Holdings, Ltd.	Historical Transatlantic Holdings, Inc.	Pro Forma Purchase adjustments	Notes	Pro Forma Consolidated
Revenues
Gross premiums written	$1,990,566	$4,132,931	$(5,363)	3(e)	$6,118,134
Reinsurance premiums ceded	(229,482)	(251,238)	5,363	3(e)	(475,357)

Net premiums written	1,761,084	3,881,693	—		5,642,777
Change in unearned premiums	39	(23,073)	—		(23,034)

Net premiums earned	1,761,123	3,858,620	—		5,619,743
Net investment income	134,103	473,547	(6,036)	3(b)	601,614
Net realized gains on investments	32,498	38,073	—		70,571
Net unrealized gains (losses) on investments	45,952	—	(63,509)	3(i)	(17,557)
Other-than-temporary impairments charged to earnings	—	(7,972)	7,972	3(i)	—
Loss on early extinguishment of debt	—	(115)	—		(115)
Other income	5,219	—	—		5,219
Foreign exchange gains	1,351	—	—		1,351

Total revenues	1,980,246	4,362,153	(61,573)		6,280,826
Expenses
Losses and loss expense	987,586	2,681,774	—	5	3,669,360
Policy acquisition costs	292,899	929,922	—		1,222,821
General and administrative expenses	209,290	209,397	(35,300)	3(j)	383,387
Share compensation expense	28,911	—	35,300	3(j)	64,211
Finance expenses	55,870	68,272	22,683	3(g)	146,825

Total expenses	1,574,556	3,889,365	22,683		5,486,604

Income before taxes	405,690	472,788	(84,256)		794,222
Income tax expense (benefit)	(3,126)	(70,587)	21,277	3(b) 3(i)	(52,436)

Income after taxes	$402,564	$402,201	$(62,979)		$741,786
Preferred dividend and warrant dividend	6,991	—	—		6,991

Net income available to common shareholders	$395,573	$402,201	$(62,979)		$734,795

Earnings per share
Weighted average number of common shares and common share equivalents outstanding
Basic	116,018,364	64,092,000	97,236,888		213,255,252
Diluted	120,630,945	64,930,000	98,541,151		219,172,096
Basic earnings per share	$3.41	$6.28		6	$3.45

Diluted earnings per share	$3.34	$6.19		6	$3.38

        The following table sets forth unaudited condensed consolidated pro forma results of operations for the nine months ended September 30, 2011 (expressed in thousands of U.S. dollars, except share and per share data) giving effect to the proposed acquisition of Transatlantic Shares as if it had occurred at January 1, 2010:

	Historical Validus Holdings, Ltd.	Historical Transatlantic Holdings, Inc.	Pro Forma Purchase Adjustments	Notes	Pro Forma Consolidated
Revenues
Gross premiums written	$1,846,412	$3,233,907	$(3,855)	3(e)	$5,076,464
Reinsurance premiums ceded	(272,752)	(237,763)	3,855	3(e)	(506,660)

Net premiums written	1,573,660	2,996,144	—		4,569,804
Change in unearned premiums	(259,863)	(138,629)	—		(398,492)

Net premiums earned	1,313,797	2,857,515	—		4,171,312
Net investment income	84,216	344,296	(2,395)	3(b)	426,117
Net realized gains on investments	23,177	71,011	—		94,188
Other-than-temporary impairments charged to earnings	—	(3,140)	3,140	3(i)	—
Net unrealized (losses) gains on investments	(22,150)	—	204,787	3(i)	182,637
Loss on early extinguishment of debt	—	(1,179)	—		(1,179)
Other income	2,201	—	—		2,201
Foreign exchange losses	(22,390)	—	—		(22,390)

Total revenues	1,378,851	3,268,503	205,532		4,852,886
Expenses
Losses and loss expenses	909,572	2,460,499	—	5	3,370,071
Policy acquisition costs	232,931	673,954	—		906,885
General and administrative expenses	145,244	142,274	(26,475)	3(b), 3(j)	261,043
Share compensation expenses	27,059	—	26,475	3(j)	53,534
Transaction expenses	13,583	64,000	(77,583)		—
Finance expenses	41,297	50,386	17,012	3(g)	108,695

Total expenses	1,369,686	3,391,113	(60,571)		4,700,228

Net income (loss) before taxes	9,165	(122,610)	266,103		152,658
Tax benefit (expense)	(1,050)	80,874	(74,038)	3(b), 3(i)	5,786

Net income (loss)	8,115	(41,736)	192,065		158,444
Net income attributable to noncontrolling interest	(14,110)	—	—		(14,110)

Net (loss) income attributable to Validus	$(5,995)	$(41,736)	$192,065		$144,334

Earnings per share
Weighted average number of common shares and common share equivalents outstanding
Basic	98,430,686	62,447,000	95,943,509		194,374,195
Diluted	98,430,686	62,447,000	97,331,818		198,128,098
Basic (loss) earnings per share	$(0.12)	$(0.67)		6	$0.71

Diluted (loss) earnings per share	$(0.12)	$(0.67)		6	$0.70

Validus Holdings, Ltd.

Notes to Unaudited Condensed Consolidated Pro Forma Financial Statements (unaudited)

(Expressed in thousands of U.S. dollars, except share and per share data)

1. Basis of Presentation

        The unaudited condensed consolidated pro forma financial information gives effect to the proposed acquisition as if it had occurred at September 30, 2011 for the purposes of the unaudited condensed consolidated pro forma balance sheet and at January 1, 2010 for the purposes of the unaudited condensed consolidated pro forma statements of operations for the year ended December 31, 2010 and nine months ended September 30, 2011. Note 3(g) below sets forth the changes to this presentation that would be effected if the Validus Exchange Offer and the second-step merger were instead consummated pursuant to the terms of the Validus Merger Offer. The unaudited condensed consolidated pro forma financial information has been prepared by Validus' management and is based on Validus' historical consolidated financial statements and Transatlantic's historical consolidated financial statements. Certain amounts from Transatlantic's historical consolidated financial statements have been reclassified to conform to the Validus presentation. The unaudited condensed consolidated pro forma financial statements have been prepared using Transatlantic's publicly available financial statements and disclosures. Therefore, certain pro forma adjustments, such as recording fair value of assets and liabilities and adjustments for consistency of accounting policy, are not reflected in these unaudited condensed consolidated pro forma financial statements. Additional reclassifications of Transatlantic data to conform to the Validus presentation may also be required.

        This unaudited condensed consolidated pro forma financial information is prepared in conformity with United States Generally Acceptable Accounting Principles ("US GAAP"). The unaudited condensed consolidated pro forma balance sheet as of September 30, 2011 and the unaudited condensed consolidated pro forma statements of operations for the year ended December 31, 2010 and the nine month period ended September 30, 2011 have been prepared using the following information:

  (a)
  Audited historical consolidated financial statements of Validus as of December 31, 2010 and for the year ended December 31, 2010;

  (b)
  Audited historical consolidated financial statements of Transatlantic as of December 31, 2010 and for the year ended December 31, 2010;

  (c)
  Unaudited historical consolidated financial statements of Validus as of September 30, 2011 and for the nine months ended September 30, 2011;

  (d)
  Unaudited historical consolidated financial statements of Transatlantic as of September 30, 2011 and for the nine months ended September 30, 2011; and

  (e)
  Such other known supplementary information as considered necessary to reflect the acquisition in the unaudited condensed consolidated pro forma financial information.

        The pro forma adjustments reflecting the consummation of the Validus Exchange Offer and the second-step merger under the acquisition method of accounting are based on certain estimates and assumptions. The unaudited condensed consolidated pro forma adjustments may be revised as additional information becomes available. The actual adjustments upon consummation of the Validus Exchange Offer and the second-step merger and the allocation of the final purchase price will depend on a number of factors, including additional financial information available at such time, changes in values and changes in Transatlantic's operating results between the date of preparation of this unaudited condensed consolidated pro forma financial information and the effective date of the Validus Exchange Offer and the second-step merger. Therefore, it is likely that the actual adjustments will

Validus Holdings, Ltd.

Notes to Unaudited Condensed Consolidated Pro Forma Financial Statements (unaudited) (Continued)

(Expressed in thousands of U.S. dollars, except share and per share data)

1. Basis of Presentation (Continued)

differ from the pro forma adjustments and it is possible the differences may be material. Validus' management believes that its assumptions provide a reasonable basis for presenting all of the significant effects of the transactions contemplated based on information available to Validus at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited condensed consolidated pro forma financial information.

        The unaudited condensed consolidated pro forma financial information does not include any financial benefits, revenue enhancements or operating expense efficiencies arising from the Validus Exchange Offer and the second-step merger.

        Estimated costs of the transaction as well as the benefit of the negative goodwill have been reflected in the unaudited condensed consolidated pro forma balance sheet, but have not been included on the pro forma income statement due to their non-recurring nature.

        The unaudited condensed consolidated pro forma financial information is not intended to reflect the results of operations or the financial position that would have resulted had the Validus Exchange Offer and the second-step merger been effected on the dates indicated and if the companies had been managed as one entity. The unaudited condensed consolidated pro forma financial information should be read in conjunction with the Validus Q3 Earnings Release, the Validus 10-K, the Transatlantic Q3 Earnings Release and the Transatlantic 10-K, as filed with the SEC.

2. Recent Accounting Pronouncements

        In May 2011, the FASB issued Accounting Standards Update No. 2011-04, "Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs" ("ASU 2011-04"). The objective of ASU 2011-04 is to provide common fair value measurement and disclosure requirements in U.S. GAAP and IFRSs. Consequently, the amendments change the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. For many of the requirements, the amendments do not result in a change in the application of the requirements in Topic 820 "Fair Value Measurements." ASU 2011-04 is effective for interim and annual periods beginning after December 15, 2011. Validus is currently evaluating the impact of this guidance, however it is not expected to have a material impact on Validus' consolidated financial statements.

        In June 2011, the FASB issued Accounting Standards Update No. 2011-05, "Presentation of Comprehensive Income" ("ASU 2011-05"). The objective of ASU 2011-05 is to improve the comparability, consistency and transparency of financial reporting and to increase the prominence of items reported in other comprehensive income. ASU 2011-05 is effective for interim and annual periods beginning after December 15, 2011. Validus is currently evaluating the impact of this guidance; however, since this update affects disclosures only, it is not expected to have a material impact on Validus' consolidated financial statements.

        In September 2011, the FASB issued Accounting Standards Update No. 2011-08, "Testing Goodwill for Impairment" ("ASU 2011-08"). The objective of ASU 2011-08 is to simplify how entities test goodwill for impairment. The amendments permit an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill

Validus Holdings, Ltd.

Notes to Unaudited Condensed Consolidated Pro Forma Financial Statements (unaudited) (Continued)

(Expressed in thousands of U.S. dollars, except share and per share data)

2. Recent Accounting Pronouncements (Continued)

impairment test described in Topic 350 "Intangibles—Goodwill and Other." The amendments are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted, including for annual and interim goodwill impairment tests performed as of a date before September 15, 2011, if an entity's financial statements for the most recent annual or interim period have not yet been issued. Validus is currently evaluating the impact of this guidance; however it is not expected to have a material impact on Validus' consolidated financial statements.

3. Purchase Adjustments

        Validus is offering to exchange for each outstanding Transatlantic Share that is validly tendered and not properly withdrawn prior to the expiration time of the Validus Exchange Offer, 1.5564 Validus Shares and $11.00 in cash (less applicable withholding taxes and without interest) and to permit Transatlantic to pay up to a $2.00 per share Special Excess Dividend prior to the expiration time of the Validus Exchange Offer. The Validus Exchange Offer is made upon the terms and subject to the conditions contained in the Validus S-4 and its accompanying letter of transmittal, as amended by Amendment No. 20 to Validus' Schedule TO relating to the Validus Exchange Offer. Validus intends, promptly following acceptance for exchange and exchange of Transatlantic Shares in the Validus Exchange Offer, to effect the second-step merger pursuant to which Validus will acquire all Transatlantic Shares of those Transatlantic stockholders who choose not to tender their Transatlantic Shares pursuant to the Validus Exchange Offer in accordance with the DGCL.

        In connection with the Validus Exchange Offer, transaction costs currently estimated at $55,035 will be incurred and expensed. As a result of the termination of the agreement and plan of merger by and among Transatlantic, Allied World Assurance Company Holdings, AG ("Allied World") and Go Sub, LLC, $48,300 of the Allied World termination fee (including $13,300 of expense reimbursement) has been incurred and expensed. In the event that, prior to September 15, 2012, Transatlantic enters into any definitive agreement in respect of any competing transaction or recommends or submits a competing transaction to its stockholders for adoption, or a transaction in respect of a competing transaction is consummated and agreed to, Transatlantic will incur and expense amount in respect of the Allied World termination fee equal to $66,700. The Allied World termination fee is not tax deductible.

        As discussed above, these pro forma purchase adjustments are based on certain estimates and assumptions made as of the date of the unaudited condensed consolidated pro forma financial information. The actual adjustments will depend on a number of factors, including the review of Transatlantic's books and records, and changes in the estimated fair value of net balance sheet assets and operating results of Transatlantic between September 30, 2011 and the date of the consummation of the Validus Exchange Offer and second-step merger. Validus expects to make such adjustments at such time. These adjustments are likely to be different from the adjustments made to prepare the unaudited condensed consolidated pro forma financial information and such differences may be material.

        The share prices for both Validus and Transatlantic used in determining the preliminary estimated purchase price are based on the closing share prices on November 2, 2011. The preliminary total purchase price is calculated as follows:

Validus Holdings, Ltd.

Notes to Unaudited Condensed Consolidated Pro Forma Financial Statements (unaudited) (Continued)

(Expressed in thousands of U.S. dollars, except share and per share data)

3. Purchase Adjustments (Continued)

Calculation of Total Purchase Price

Transatlantic Shares outstanding as of September 30, 2011	61,644,506

Exchange ratio	1.5564

Total Validus Shares to be issued	95,943,509
Validus closing share price on November 2, 2011	$27.21

Total value of Validus Shares to be issued	$2,610,623
Total cash consideration paid	$697,931

Total Purchase Price	$3,308,554

        The allocation of the purchase price is as follows:

Allocation of Purchase Price

Transatlantic stockholders' equity	$4,294,893
Allied World termination fee	(66,700)
Less reserve increase, after tax	(325,000)

Transatlantic stockholders' equity, adjusted (B)	$3,903,193
Total purchase price (A)	$3,308,554

Negative goodwill (A-B)	$594,639

(a)
In connection with the exchange offer, 95,943,509 Validus Shares are expected to be issued for all Transatlantic Shares, shares of common stock issued pursuant to option exercises, and shares of common stock issued following vesting of restricted shares, restricted share units and performance share units resulting in additional share capital of $16,790 and additional paid-in capital of $2,593,833.

(b)
It is expected that total transaction costs currently estimated at $55,035, the Allied World termination fee of $115,000, and expenses related to bank debt of $6,107 will be incurred by the consolidated entity. Based on an expected investment return of 2.29% for Validus and 3.70% for Transatlantic per annum, pre-tax investment income of $6,036 would have been foregone during the year end December 31, 2010 had these payments of $176,142 been made.

Approximately $29,283 of the estimated $55,035 total transaction costs and $48,300 of the Allied World termination fee have been incurred and expensed in the nine months ended September 30, 2011. The expenses have been eliminated from the unaudited condensed consolidated pro forma results of operations for the nine months ended September 30, 2011. In addition, an adjustment of $92,452 was made to retained earnings and $6,107 to other assets as deferred financing fees as at September 30, 2011 to reflect the remaining transaction costs, the Allied World termination fee, and the debt refinancing costs. Based on an expected investment return of 1.87% for Validus and 3.60% for Transatlantic per annum, pre tax investment income of $2,395 would have been foregone during the nine months ended September 30, 2011 had these remaining payments of $98,559 been made.

Validus Holdings, Ltd.

Notes to Unaudited Condensed Consolidated Pro Forma Financial Statements (unaudited) (Continued)

(Expressed in thousands of U.S. dollars, except share and per share data)

3. Purchase Adjustments (Continued)

(c)
Employees of Transatlantic hold 2,024,855 options to purchase Transatlantic Shares. The weighted average exercise price of these options is $63.00 per Transatlantic Share. It is expected that no net shares would be issued upon exercise of these options.

On June 30, 2011, the Compensation Committee of the Transatlantic Board approved the form of retention agreements that will be offered to certain executives of Transatlantic, including Steven S. Skalicky, Paul A. Bonny, and Javier E. Vijil, each a named executive officer of Transatlantic. Each of the retention agreements has a term beginning on the date of execution and ending on the earlier of December 31, 2013 or a mutually agreed upon termination date by the executive and Transatlantic. The retention agreements provide for a grant of restricted stock unit awards or phantom stock awards immediately prior to the Allied World Acquisition (or at a date chosen by the Transatlantic Board in its discretion, if the closing of the Allied World Acquisition does not occur), pursuant to Transatlantic's 2009 Long Term Equity Incentive Plan (but only in the case of the RSUs), consisting of that number of Transatlantic Shares equal in value to $1,500 for each of Messrs. Skalicky and Vijil and $2,000 for Mr. Bonny.

Validus has estimated that these grants will result in approximately 100,000 Transatlantic share units being issued, or 155,640 Validus share units after adjusting for the exchange ratio of 1.5564. This share issuance has been included in the calculation of pro forma diluted book value per share at September 30, 2011.

(d)
Elimination of Transatlantic ordinary shares of common stock of $67,852, treasury shares of $285,915, additional paid-in capital of $335,511, accumulated other comprehensive income of $270,612 and retained earnings of $3,906,833.

(e)
A related party balance of $3,855 for the nine months ended September 30, 2011 and $5,363 for the year ended December 31, 2010 representing reinsurance ceded to Transatlantic by Validus was eliminated from gross premiums written and reinsurance ceded. Corresponding prepaid reinsurance premiums and unearned premiums of $2,588 and premiums receivable and reinsurance balances payable of $2,689 have been eliminated from the pro forma balance sheet. Loss reserves recoverable and reserves for losses and loss expenses of $11,367 and paid losses recoverable and reinsurance balances payable of $1,532 have also been eliminated from the pro forma balance sheet.

(f)
The unaudited condensed consolidated pro forma financial statements have been prepared using Transatlantic's publicly available financial statements and disclosures. Therefore, with the exception of note 3(h) below, the carrying value of assets and liabilities in Transatlantic's financial statements are considered to be a proxy for fair value of those assets and liabilities, with the difference between the net assets and the total purchase price considered to be negative goodwill. In addition, limited pro forma adjustments, such as recording fair value of assets and liabilities and adjustments for consistency of accounting policy, are reflected in these unaudited condensed consolidated pro forma financial statements. Pursuant to Accounting Standards Codification Topic 805, "Business Combinations" ("ASC 805"), a bargain purchase is defined as a business combination in which the total fair value of the identifiable net assets acquired on the date of acquisition exceeds the fair value of the consideration transferred plus any noncontrolling interest in the acquiree, and it requires the acquirer to recognize that excess in earnings as a gain

Validus Holdings, Ltd.

Notes to Unaudited Condensed Consolidated Pro Forma Financial Statements (unaudited) (Continued)

(Expressed in thousands of U.S. dollars, except share and per share data)

3. Purchase Adjustments (Continued)

  attributable to the acquirer. Negative goodwill of $594,639 has been recorded as a credit to retained earnings as upon completion of the acquisition of Transatlantic shares of common stock negative goodwill will be treated as a gain in the consolidated statement of operations.

(g)
Validus is offering to exchange for each outstanding Transatlantic Share that is validly tendered and not properly withdrawn prior to the expiration time of the Validus Exchange Offer, 1.5564 Validus Shares and $11.00 in cash (less applicable withholding taxes and without interest). The terms of the Validus Exchange Offer also permit Transatlantic to pay a $2.00 per share Special Excess Dividend prior to the expiration time of the Validus Exchange Offer. This cash consideration of $11.00 per share is expected to total $697,931. Based on an expected interest rate of 3.25% per annum, additional finance expenses of $22,683 would have been incurred during the year end December 31, 2010 had this credit facility been in place. Based on an expected interest rate of 3.25% per annum, additional finance expenses of $17,012 would have been incurred during the nine months ended September 30, 2011 had this credit facility been in place. The effect of a change in the expected interest rate of one-eighth percent in preparation of these unaudited condensed consolidated pro forma financial statements would result in a change to finance expenses of $872 for the year ended December 31, 2010 and $654 for the nine months ended September 30, 2011.

Validus is domiciled in Bermuda, and as such is not subject to corporate income tax and does not benefit from a tax deduction for the additional finance expenses disclosed above. If the Validus Transaction Proposal is structured pursuant to the Validus Merger Offer instead of the Validus Exchange Offer and Second-Step Merger, the $697,931 consideration payable to Transatlantic stockholders would instead be structured as a cash special dividend of $11.00 per Transatlantic Share (which may be increased by the amount of the Special Excess Dividend), paid immediately prior to the expiration time of the Validus Exchange Offer (which would be amended to reflect the terms of the agreement and plan of merger delivered to the Transatlantic Board). If the $11.00 per Transatlantic Share cash special dividend were funded through borrowings of Transatlantic at terms comparable to Validus', it would result in an additional pro forma tax benefit of $7,939 for the year ended December 31, 2010, and revised pro forma consolidated basic earnings per share of $3.48 and revised pro forma diluted earnings per share of $3.42. For the nine months ended September 30, 2011, it would result in an additional pro forma tax benefit of $5,954, and revised pro forma consolidated basic earnings per share of $0.74 and revised pro forma diluted earnings per share of $0.73. This change would have had no effect on the calculation of book value per share or diluted book value per share.

Validus has obtained a highly confident letter from J.P. Morgan Securities LLC in connection with the arrangement of the full amount of financing required for the $11.00 per Transatlantic Share cash special dividend. While the interest rate payable by Transatlantic in connection with this financing could be greater or less than Validus' interest rates with respect to the financing contemplated in connection with the Validus Exchange Offer, any such difference is not expected to be material.

(h)
The unaudited condensed consolidated pro forma financial statements have been prepared using Transatlantic's publicly available financial statements and disclosures, without the benefit of inspection of Transatlantic books and records. However, it is expected that an additional reserve of

Validus Holdings, Ltd.

Notes to Unaudited Condensed Consolidated Pro Forma Financial Statements (unaudited) (Continued)

(Expressed in thousands of U.S. dollars, except share and per share data)

3. Purchase Adjustments (Continued)

  $500,000 will be required to recognize potential reserve deficiencies at Transatlantic. This adjustment to loss reserves will also result in a current and deferred tax benefit of $175,000, of which $62,743 is deferred and $112,257 is current. The net charge to the balance sheet of $325,000 has been recorded as a debit to retained earnings.

(i)
Transatlantic reports unrealized gains and losses from fixed maturities available for sale, equities available for sale and other invested assets, as a separate component of AOCI, net of deferred income taxes, in stockholders' equity. Reclassification of these securities as trading would result in these unrealized gains and losses being reported as components of the income statement. Additional unrealized losses on investments of $55,537 with a corresponding tax benefit of $19,438 would have been reported on the income statement during the year ended December 31, 2010 had this reclassification been in place. Additional unrealized gains on investments of $207,927 with a corresponding tax expense of $72,775 would have been reported on the income statement during the nine months ended September 30, 2011 had this reclassification been in place.

In addition, other-than-temporary impairments charged to earnings of $7,972 and $3,140 in the year ended December 31, 2010 and nine months ended September 30, 2011 would have been reallocated to unrealized gains and losses following a reclassification of the securities as trading.

(j)
The unaudited condensed consolidated pro forma financial statements have been prepared using Transatlantic's publicly available financial statements and disclosures. Transatlantic does not separately list share compensation expense on its income statement, however disclosure of the amount recorded for the year ended December 31, 2010 was recorded in its notes to the financial statements. This amount of $35,300 was therefore reclassified as share compensation expense on the income statement. Similar disclosure was not given for the nine months ended September 30, 2011, but an estimate of $26,475 was calculated based on the amount recorded for the year ended December 31, 2010, and was reclassified as share compensation expense on the income statement.

4. Adjustments to Cash and Cash Equivalents

        The acquisition of Transatlantic Shares will result in the payment of cash and cash equivalents by Transatlantic of $78,035 and by Validus of $20,524.

        The unaudited condensed consolidated pro forma statements of operations reflect the impact of these reductions in cash and cash equivalents. Actual transaction costs may vary from such estimates which are based on the best information available at the time the unaudited condensed consolidated pro forma financial information was prepared.

Validus Holdings, Ltd.

Notes to Unaudited Condensed Consolidated Pro Forma Financial Statements (unaudited) (Continued)

(Expressed in thousands of U.S. dollars, except share and per share data)

4. Adjustments to Cash and Cash Equivalents (Continued)

        For purposes of presentation in the unaudited condensed consolidated pro forma financial information, the sources and uses of funds of the acquisition are as follows:

Sources of Funds

Transatlantic cash and cash equivalents	$78,035
Validus cash and cash equivalents	20,524
Validus credit facility	697,931

Total	$796,490

Uses of Funds

Cash consideration	$697,931
Validus transaction costs	14,417
Transatlantic transaction costs	11,335
Refinancing costs for existing Validus debt	6,107
Allied World termination fee	66,700

Total	$796,490

5. Selected Ratios

        Selected ratios of Validus, Transatlantic and pro forma combined are as follows:

	Year Ended December 31, 2010			Nine Months Ended September 30, 2011
	Validus	Transatlantic	Pro forma combined	Validus	Transatlantic	Pro forma combined
Losses and loss expense ratios	56.1%	69.5%	65.2%	69.2%	86.1%	80.8%
Policy acquisition costs ratios	16.6	24.1	21.8	17.7	23.6	21.7
General and administrative cost ratios	13.5	5.4	8.0	13.1	5.0	7.6

Combined ratio	86.2%	99.0%	95.0%	100.0%	114.7%	110.1%

6. Earnings per Validus Share

        (a)   Pro forma earnings per common share for the year ended December 31, 2010 and the nine months ended September 30, 2011 have been calculated based on the estimated weighted average number of common shares outstanding on a pro forma basis, as described in 6(b) below. The historical weighted average number of outstanding Validus Shares was 116,018,364 and 120,630,945 basic and diluted, respectively, for the year ended December 31, 2010 and 98,430,686 and 98,430,686 basic and diluted, respectively, for the nine months ended September 30, 2011.

        (b)   The pro forma weighted average number of Validus Shares outstanding for the year ended December 31, 2010 and nine months ended September 30, 2011, after giving effect to the exchange of shares as if the Validus Exchange Offer had been issued and outstanding for the whole year, is

Validus Holdings, Ltd.

Notes to Unaudited Condensed Consolidated Pro Forma Financial Statements (unaudited) (Continued)

(Expressed in thousands of U.S. dollars, except share and per share data)

6. Earnings per Validus Share (Continued)

213,255,252 and 219,172,096, basic and diluted, and 194,374,195 and 198,128,098, basic and diluted, respectively.

        (c)   In the basic earnings per share calculation, dividends and distributions declared on warrants are deducted from net income. In calculating diluted earnings per share, we consider the application of the treasury stock method and the two-class method and whichever is more dilutive is included into the calculation of diluted earnings per share.

        The following table sets forth the computation of basic and diluted earnings per share for the nine months ended September 30, 2011:

	Historical Validus Holdings	Pro Forma Consolidated
Net (loss) income available to common shareholders	$(11,911)	$138,418

Weighted average shares—basic ordinary shares outstanding	98,430,686	194,374,195
Share equivalents
Warrants	—	—
Restricted Shares	—	2,949,689
Options	—	804,214

Weighted average shares—diluted	98,430,686	198,128,098
Basic (loss) earnings per share	$(0.12)	$0.71

Diluted (loss) earnings per share	$(0.12)	$0.70

        The following table sets forth the computation of basic and diluted earnings per share for the year ended December 31, 2010:

	Historical Validus Holdings	Pro Forma Consolidated
Net Income	$402,564	$741,786
Net income available to common shareholders	$395,573	$734,795

Weighted average shares—basic ordinary shares outstanding	116,018,364	213,255,252
Share equivalents
Warrants	2,657,258	2,657,258
Restricted Shares	1,067,042	2,371,305
Options	888,281	888,281

Weighted average shares—diluted	120,630,945	219,172,096
Basic earnings per share	$3.41	$3.45

Diluted earnings per share	$3.34	$3.38

Validus Holdings, Ltd.

Notes to Unaudited Condensed Consolidated Pro Forma Financial Statements (unaudited) (Continued)

(Expressed in thousands of U.S. dollars, except share and per share data)

7. Book Value per Share

        Validus calculates diluted book value per share using the "as-if-converted" method, where all proceeds received upon exercise of warrants and stock options would be retained by Validus and the resulting common shares from exercise remain outstanding. In its public records, Transatlantic calculates only book value per share and not diluted book value per share. Accordingly, for the purposes of the Pro Forma Condensed Consolidated Financial Statements and notes thereto, Transatlantic's diluted book value per share has been calculated based on the "as-if-converted" method to be consistent with Validus' calculation.

        The following table sets forth the computation of book value and diluted book value per share adjusted for the exchange offer as of September 30, 2011:

	Historical Validus Holdings	Pro Forma Consolidated
Book value per common share calculation
Total shareholders' equity	$3,443,869	$6,623,379
Shares	99,039,622	194,983,131
Book value per common share	$34.77	$33.97
Diluted book value per common share calculation
Total shareholders' equity	$3,443,869	$6,623,379
Proceeds of assumed exercise of outstanding warrants	$137,992	$137,992
Proceeds of assumed exercise of outstanding stock options	$45,584	$173,150
Unvested restricted shares	—	—

	$3,627,445	$6,934,521
Shares	99,039,622	194,983,131
Warrants	7,862,262	7,862,262
Options	2,265,849	5,417,333
Unvested restricted shares	3,377,210	6,340,216

	112,544,943	214,602,942
Diluted book value per common share	$32.23	$32.31

Validus Holdings, Ltd.

Notes to Unaudited Condensed Consolidated Pro Forma Financial Statements (unaudited) (Continued)

(Expressed in thousands of U.S. dollars, except share and per share data)

8. Capitalization

        The following table sets forth the computation of debt to total capitalization and debt (excluding debentures payable) to total capitalization at September 30, 2011, adjusted for the Validus Exchange Offer and Second-Step Merger:

	Historical Validus Holdings	Pro Forma Consolidated
Total debt
Borrowings drawn under credit facility	$—	$697,931
Senior notes payable	246,955	1,252,845
Debentures payable	289,800	289,800

Total debt	$536,755	$2,240,576

Total capitalization
Total shareholders' equity	$3,443,869	$6,623,379
Borrowings drawn under credit facility	—	697,931
Senior notes payable	246,955	1,252,845
Debentures payable	289,800	289,800

Total capitalization	$3,980,624	$8,863,955

Total debt to total capitalization	13.5%	25.3%
Debt (excluding debentures payable) to total capitalization	6.2%	22.0%

Validus Holdings, Ltd.

Notes to Unaudited Condensed Consolidated Pro Forma Financial Statements (unaudited) (Continued)

(Expressed in thousands of U.S. dollars, except share and per share data)

9. Transatlantic Share Repurchase Program

        On September 16, 2011, Transatlantic announced the approval of a $600,000 open market or negotiated share repurchase program, which added $455,000 to Transatlantic's existing share repurchase authorization. Transatlantic committed to repurchasing $300,000 of Transatlantic Shares through December 31, 2011 and plans to repurchase the remaining $300,000 of Transatlantic Shares during 2012. During the quarter ended September 30, 2011, Transatlantic repurchased 844,390 of outstanding Transatlantic Shares under its previously announced share repurchase program for $41,176. From October 1, 2011 through October 31, 2011, an additional 3,033,006 outstanding Transatlantic Shares have been repurchased for $154,049 under the program. As of November 1, 2011, $404,776 remained under the current share repurchase authorization.

        Validus estimates that the Transatlantic Share repurchases made from October 1, 2011 to October 31, 2011 will result in 4,720,571 fewer Validus Shares issued in the exchange offer after adjusting for the exchange ratio of 1.5564, resulting in 190,262,560 Validus Shares outstanding and 209,882,371 diluted Validus Shares outstanding on a pro forma basis. The effect of these share repurchases on book value per share at September 30, 2011 would be as follows:

	Transatlantic			Pro forma
	As at September 30, 2011	Adjusted for share repurchases from October 1, 2011 to October 31, 2011	Increase due to share repurchases	As at September 30, 2011	Adjusted for share repurchases from October 1, 2011 to October 31, 2011	Increase due to share repurchases
Book value per common share	$69.67	$71.22	$1.55	$33.97	$34.18	$0.21
Diluted book value per common share	$67.55	$68.89	$1.35	$32.31	$32.47	$0.15
Diluted tangible book value per common share	$67.55	$68.89	$1.35	$31.68	$31.82	$0.14

Ratio of Earnings to Fixed Charges

        The ratio of earnings to fixed charges and ratio of earnings to fixed charges excluding Funds at Lloyd's costs ("FAL costs") are measures of Validus' ability to cover fixed costs with current period earnings. For purposes of computing the following ratios, earnings consist of net income before income tax expense plus fixed charges to the extent that such charges are included in the determination of earnings. Fixed charges consist of interest, amortization of debt issuance costs and credit facility fees and an imputed interest portion on operating leases. The following table is derived from unaudited results for the nine months ended September 30, 2011 and audited results for the years ended December 31, 2010 and 2009. In addition, the table presents the pro forma combined ratio of earnings to fixed charges for the nine months ended September 30, 2011 and year ended December 31, 2010.

	Pro Forma Combined Nine Months Ended September 30, 2011	Pro Forma Combined Year Ended December 31, 2010	Nine Months Ended September 30, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009
Ratio of Earnings to Fixed Charges	2.27	6.39	0.88	8.18	20.93
Ratio of Earnings to Fixed Charges Excluding FAL Costs(1)	2.27	6.50	0.88	8.61	30.67

(1)
FAL costs represent both fixed and variable costs paid for financing the Validus' operations at Lloyd's. The ratio of earnings to fixed charges excluding FAL costs demonstrates the degree to which the ratio changes if FAL costs are treated as variable rather than fixed costs.

Comparative Per Share Data

        The Transatlantic historical per share data is taken from the Allied World/Transatlantic Joint Proxy Statement/Prospectus filed with the SEC by Transatlantic on August 19, 2011. The pro forma combined data is taken from the subheading of this Item 8.01 titled "Unaudited Condensed Consolidated Pro Forma Financial Information."

        The historical earnings per share, dividends, and book value of Validus and Transatlantic shown in the table below are derived from their respective audited consolidated financial statements as of and for the year ended December 31, 2010 and unaudited consolidated financial statements as of and for the nine months ended September 30, 2010. The unaudited pro forma comparative basic and diluted earnings per share data give effect to the acquisition of Transatlantic using the acquisition method of accounting as if the acquisition had been completed on January 1, 2010. The unaudited pro forma book value and diluted book value per share information was computed as if the acquisition had been completed on December 31, 2010 and September 30, 2011.

        The historical earnings per share, dividends, and book value of Validus and Transatlantic shown in the table below are derived from their respective audited consolidated financial statements as of and for the year ended December 31, 2010 and unaudited consolidated financial statements as of and for the nine months ended September 30, 2011. The unaudited pro forma comparative basic and diluted earnings per share data give effect to the acquisition using the acquisition method of accounting as if the acquisition had been completed on January 1, 2010. The unaudited pro forma book value and diluted book value per share information was computed as if the acquisition had been completed on September 30, 2011. You should read this information in conjunction with the historical financial information of Validus and of Transatlantic included or referenced elsewhere in this Consent Statement, including Validus' and Transatlantic's financial statements and related notes. The unaudited pro forma data is not necessarily indicative of actual results had the acquisition occurred during the periods indicated. The unaudited pro forma data is not necessarily indicative of future operations of Validus.

        This pro forma financial information does not give consideration to the impact of possible revenue enhancements, expense efficiencies, synergies, strategy modifications, asset dispositions or other actions. This pro forma information is subject to risks and uncertainties, including those discussed in the subheading of this Item 8.01 titled "Cautionary Statement Regarding Forward Looking Statements."

        Per share data for the year ended December 31, 2010:

	Historical Validus(1)	Historical Transatlantic	Validus Pro forma combined	Equivalent per share of Transatlantic common stock(1)(2)		Equivalent per share of Transatlantic common stock(1)(2)
	(For the year ended December 31, 2010)
Basic earnings per common share	$3.41	$6.28	$3.45	$5.37		$5.37
Diluted earnings per common share	$3.34	$6.19	$3.38	$5.26		$5.26
Diluted operating earnings per common share(3)	$2.68	$5.89	$3.10	$4.82		$4.82
Cash dividends declared per common share	$0.88	$0.83	$0.88	$1.37		$1.37
Book value per common share (at period end)	$35.76	$68.83	$33.96	$52.86	(4)	$63.86	(5)
Diluted book value per common share (at period end)	$32.98	$66.77	$32.28	$50.24	(4)	$61.24	(5)

        Per share data for the period ended September 30, 2011:

	Historical Validus(1)	Historical Transatlantic	Validus Pro forma combined	Equivalent per share of Transatlantic common stock(1)(2)		Equivalent per share of Transatlantic common stock(1)(2)
	(For the nine months ended September 30, 2011)
Basic (loss) earnings per common share	$(0.12)	$(0.67)	$0.71	$1.11		$1.11
Diluted (loss) earnings per common share	$(0.12)	$(0.67)	$0.70	$1.09		$1.09
Diluted operating earnings per common share(3)	$0.23	$0.24	$0.09	$0.14		$0.14
Cash dividends declared per common share	$0.75	$0.65	$0.75	$1.17		$1.17
Book value per common share (at period end)	$34.77	$69.67	$33.97	$52.87	(4)	$63.87	(5)
Diluted book value per common share (at period end)	$32.23	$67.55	$32.31	$50.29	(4)	$61.29	(5)

(1)
Validus' investments in fixed maturities are classified as trading and carried at fair value, with related net unrealized gains or losses included in earnings. Transatlantic classifies its fixed maturities as either held to maturity or available for sale. Reclassifying these securities as trading would result in these unrealized gains and losses being reported as components of the income statements. As a result, historical Transatlantic and equivalent per share of Transatlantic common stock are not comparable.

(2)
Equivalent per share amounts are calculated by multiplying Validus pro forma per share amounts by the exchange offer ratio of 1.5564.

(3)
Net operating income (loss), a non-GAAP financial measure, is defined by Validus as net income (loss) excluding net realized and unrealized gains (losses) on investments, foreign exchange gains (losses) and non-recurring items. This measure focuses on the underlying fundamentals of operations without the influence of gains (losses) from the sale of investments, translation of non-U.S.$ currencies and non-recurring items. Gains (losses) from the sale of investments are driven by the timing of the disposition of investments, not by operating performance. Gains (losses) arising from translation of non-U.S.$ denominated balances are unrelated to underlying business.

(4)
For purposes of calculating equivalent per share of Transatlantic common stock values for book value per common share, the equivalent per share amount does not include the $11.00 per Transatlantic share cash consideration.

(5)
For purposes of calculating equivalent per share of Transatlantic common stock values for book value per common share, the equivalent per share amount includes the $11.00 per Transatlantic share cash consideration.

Comparative Market Price and Dividend Information

        The following table sets forth the high and low sales prices per share of Validus Shares and Transatlantic Shares for the periods indicated as reported on the consolidated tape of the NYSE as well as cash dividends per common share, as reported in the Validus 10-K and the Transatlantic 10-K, respectively, with respect to the years 2009 and 2010, and thereafter as reported in publicly available sources. The Transatlantic dividend information was taken from the Allied World/Transatlantic Joint Proxy Statement/Prospectus and other publicly available sources.

	Validus				Transatlantic
	High	Low	Dividend		High	Low	Dividend
Year Ended December 31, 2011
Fourth Quarter (through November 2, 2011)	$30.87	$23.87	N/A	(2)	$55.00	$46.81	N/A	(1)
Third Quarter	$31.35	$23.24	$0.25		$53.00	$44.54	$0.22
Second Quarter	$34.95	$29.44	$0.25		$51.23	$43.85	$0.21
First Quarter	$33.72	$28.86	$0.25		$52.68	$46.17	$0.21
Year Ended December 31, 2010
Fourth Quarter	$30.83	$26.13	$0.22		$54.08	$49.68	$0.21
Third Quarter	$26.94	$24.31	$0.22		$51.50	$46.05	$0.21
Second Quarter	$27.64	$23.14	$0.22		$53.39	$44.08	$0.21
First Quarter	$28.25	$25.62	$0.22		$54.25	$46.67	$0.20
Year Ended December 31, 2009
Fourth Quarter	$27.35	$24.52	$0.20		$56.42	$49.01	$0.20
Third Quarter	$26.42	$20.95	$0.20		$51.36	$41.48	$0.20
Second Quarter	$24.76	$20.88	$0.20		$46.83	$34.92	$0.20
First Quarter	$26.71	$21.16	$0.20		$40.52	$26.16	$0.19

(1)
The Transatlantic Board declared on September 8, 2011 a quarterly cash dividend of $0.22 per Transatlantic Share payable on December 2, 2011 to Transatlantic stockholders of record on November 18, 2011.

(2)
The Validus Board declared on November 2, 2011 a quarterly dividend of $0.25 per Validus common share and $0.25 per Validus common share equivalent for which each outstanding Validus warrant is exercisable. The dividend is payable on December 30, 2011 to Validus shareholders and warrant holders of record on December 15, 2011.

        The following table sets out the trading information for Validus Shares and Transatlantic Shares on July 12, 2011, the last full trading day before Validus' public announcement of delivery of the Initial Validus Proposal to the Transatlantic Board, and November 2, 2011, the last practicable trading day prior to the filing of this Form 8-K.

	Validus Common Share close	Transatlantic Common Stock close	Equivalent Validus Per Share Amount
July 12, 2011	$30.81	$49.02	$58.95
November 2, 2011	$27.21	$52.23	$53.35

        Equivalent per share amounts are calculated by multiplying Validus per share amounts by the exchange ratio of 1.5564 and adding $11.00 in cash per Transatlantic Share and do not contemplate the payment of any Special Excess Dividend.

        The value of the Validus Shares payable in the Validus Transaction Proposal will change as the market price of Validus Shares fluctuates, and may therefore be different from prices set forth above at the time the consent solicitation or the Validus Transaction Proposal may become effective. Please see the subheading of this Item 8.01 titled "Cautionary Statement Regarding Forward Looking Statements." Transatlantic stockholders are encouraged to obtain current market quotations for Validus Shares and Transatlantic Shares prior to making any decision with respect thereto.

Cautionary Statement Regarding Forward-Looking Statements

        Statements contained in this Current Report on Form 8-K that are not historical fact are forward-looking statements both with respect to Validus and its industry, that reflect Validus' current views with respect to future events and financial performance. Statements that include the words "expect," "intend," "plan," "believe," "project," "anticipate," "will," "may," "would" and similar statements of a future or forward-looking nature are often used to identify forward-looking statements. All forward-looking statements address matters that involve risks and uncertainties, many of which are beyond Validus' control. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements. Validus believes that these factors include, but are not limited to, the following: 1) uncertainty as to whether Validus will be able to enter into or consummate the proposed transaction on the terms set forth in the Validus Merger Offer; 2) uncertainty as to the actual premium that will be realized by Transatlantic stockholders in connection with the proposed transaction; 3) failure to realize the anticipated benefits (including combination synergies) of the proposed transaction, including as a result of delay in completing the transaction or integrating the businesses of Validus and Transatlantic; 4) uncertainty as to the long-term value of Validus Shares; 5) unpredictability and severity of catastrophic events; 6) rating agency actions; 7) adequacy of Validus' or Transatlantic's risk management and loss limitation methods; 8) cyclicality of demand and pricing in the insurance and reinsurance markets; 9) Validus' ability to implement its business strategy during "soft" as well as "hard" markets; 10) adequacy of Validus' or Transatlantic's loss reserves; 11) continued availability of capital and financing; 12) retention of key personnel; 13) competition in the insurance and reinsurance markets; 14) potential loss of business from one or more major reinsurance or insurance brokers; 15) the credit risk Validus assumes through its dealings with its reinsurance and insurance brokers; 16) Validus' or Transatlantic's ability to implement, successfully and on a timely basis, complex infrastructure, distribution capabilities, systems, procedures and internal controls, and to develop accurate actuarial data to support the business and regulatory and reporting requirements; 17) general economic and market conditions (including inflation, volatility in the credit and capital markets, interest rates and foreign currency exchange rates); 18) the integration of businesses Validus may acquire or new business ventures Validus may start; 19) the legal, regulatory and tax regimes under which Validus operates; 20) the effect on Validus' or Transatlantic's investment portfolios of changing financial market conditions, including inflation, interest rates, liquidity, the recent downgrade of U.S. securities by Standard & Poor's and the possible effect on the value of securities in Validus' and Transatlantic's investment portfolios, as well as other factors; 21) acts of terrorism or outbreak of war or hostilities; 22) availability of reinsurance and retrocessional coverage; and 23) the outcome of transaction related litigation, as well as management's response to any of the aforementioned factors.

        The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the Risk Factors included in Validus' and Transatlantic's most recent reports on Form 10-K and Form 10-Q and other documents of Validus and Transatlantic on file with the SEC. Any forward-

looking statements made herein are qualified in their entirety by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Validus will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Validus or its business, operations or financial condition. Except to the extent required by applicable law, Validus undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. No rating agency (A.M. Best, Moody's, or Standard & Poor's) has specifically approved or disapproved or otherwise taken definitive action on the potential transaction.

Additional Information about the Proposed Transaction and Where to Find It:

        Validus has commenced the Validus Exchange Offer to acquire all of the outstanding Transatlantic Shares. The information in this Current Report on Form 8-K should be read in conjunction with the Tender Offer Statement on Schedule TO and the prospectus/offer to exchange included in the Registration Statement on Form S-4 (including the letter of transmittal and related documents and as amended and supplemented from time to time, the "Exchange Offer Documents") filed by Validus with the Securities and Exchange Commission. The Registration Statement on Form S-4 has been declared effective by the Securities and Exchange Commission. The Exchange Offer will be made only through the Exchange Offer Documents. The information in this Current Report on Form 8-K is not a substitute for the definitive consent solicitation statement that Validus may file with the Securities and Exchange Commission or any other documents which Validus may send to its or Transatlantic's stockholders in connection with the consent solicitation to, among other things, replace the Transatlantic Board. Investors and security holders are urged to read the Exchange Offer Documents, the definitive consent solicitation statement and all other relevant documents that Validus has filed or may file with the Securities and Exchange Commission if and when they become available because they contain or will contain important information about the proposed transaction and the consent solicitation. All such documents, if filed, will be available free of charge at the Securities and Exchange Commission's website (www.sec.gov) or by directing a request to Innisfree M&A Incorporated at (877) 717-3929 (banks and brokers may call collect at (212) 750-5833).

Participants in the Solicitation:

        Validus, its directors and certain of its officers and Validus' nominees to the Transatlantic board of directors may be deemed to be participants in any solicitation of Transatlantic stockholders in connection with the consent solicitation. Information about the participants in the solicitation is available in the preliminary consent solicitation statement that Validus filed with the SEC in connection with the consent solicitation. Other information regarding the participants and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the preliminary consent solicitation statement.

Item 9.01.    Financial Statements and Exhibits.

(d)
Exhibits. The following exhibits are filed herewith:

 EXHIBIT INDEX

Exhibit	Description
Exhibit 99.1	Press Release, dated November 3, 2011, titled "Validus Announces Amended Exchange Offer and Pursues Consent Soliciation to Replace Transatlantic Board"
Exhibit 99.2	Commitment Letter, dated November 2, 2011, from J.P. Morgan Securities LLC and JPMorgan Chase Bank N.A.

 SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 3, 2011

VALIDUS HOLDINGS, LTD.
(Registrant)
By:	/s/ Joseph E. (Jeff) Consolino
	Name:	Joseph E. (Jeff) Consolino
	Title:	President & Chief Financial Officer

QuickLinks

  Item 8.01 Other Events.
Validus—Summary Projections
Validus Holdings, Ltd. Notes to Unaudited Condensed Consolidated Pro Forma Financial Statements
Sources of Funds
Uses of Funds
  Item 9.01. Financial Statements and Exhibits.
EXHIBIT INDEX
SIGNATURES